EXHIBIT 10.3

EXECUTION COPY

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

GOVERNING

PURCHASES AND SALES OF MORTGAGE LOANS

DATED AS OF MARCH 18, 2003

BETWEEN

LEHMAN BROTHERS BANK, FSB,

AS BUYER

AND

WMC MORTGAGE CORP.,

AS SELLER

i

SCHEDULES

Schedule 1	–	Representations and Warranties Regarding Mortgage Loans
Schedule 2	–	Underwriting Guidelines
Schedule 3	–	Authorized Officers of Seller

EXHIBITS

Exhibit I	–	Confirmation (Form)
Exhibit II	–	Custodial Agreement (Form)
Exhibit III	–	Custodial Delivery (Form)
Exhibit IV	–	Request for Purchase (Form)
Exhibit V	–	Guaranty (Form)
Exhibit VI	–	Blocked Account Agreement (Form)
Exhibit VII	–	Power of Attorney (Form)
Exhibit VIII	–	Reserved
Exhibit IX	–	Electronic Tracking Agreement (Form)
Exhibit X	–	Monthly Report (Form)

ii

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT GOVERNING

PURCHASES AND SALES OF MORTGAGE LOANS

DATED AS OF MARCH 18, 2003

BETWEEN

LEHMAN BROTHERS BANK, FSB,

AS BUYER

AND

WMC MORTGAGE CORP.,

AS SELLER

1. APPLICABILITY

From time to time until the Final Repurchase Date, Lehman Brothers Bank, FSB (“Buyer”) shall, subject to the terms hereof, enter into transactions upon the request of WMC Mortgage Corp. (“Seller”) in which Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain or on demand, as specified in the Confirmation, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement and the related Confirmation, unless otherwise agreed in writing. Buyer shall have the option, upon the completion of a Transaction and receipt of a Request for Purchase, to enter into additional Transactions with respect to the related Mortgage Loans provided that the maximum aggregate term any Mortgage Loan may be subject to Transactions shall not exceed the earlier of (x) ninety (90) days (or, subject to the limitations set forth in this Agreement, one hundred eighty (180) days) or (y) the Final Repurchase Date. Notwithstanding anything in this Agreement to the contrary, Buyer shall have no obligation to enter into any Transaction hereunder if there shall have occurred any material adverse change, as determined by Buyer in its reasonable judgment, in the financial condition of Seller, the financial markets generally or the secondary market for Mortgage Loans. Buyer shall promptly notify Seller of any determination by Buyer that any of the foregoing has occurred. All obligations under the Transactions shall be recourse to Seller.

2. DEFINITIONS

“Act of Insolvency” means, with respect to any party and its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief, (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either, (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so, (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors, (v) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature, or (vi) any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

“Additional Costs” has the meaning specified in Section 3(e).

“Additional Loans” means Mortgage Loans provided by Seller to Buyer or its designee pursuant to Section 4(a).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with is correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Affirmation of Guaranty” means that Affirmation of Guaranty, dated as of March 24, 2003, as amended, modified or supplemented from time to time, affirming the Guaranty, dated as of March 19, 2001,

“Aged Mortgage Loan” means a Mortgage Loan that has been subject to Transactions for more than ninety (90) days and up to one hundred eighty (180) days and that is not more than 29 days Delinquent.

“Agreement” means this Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans between Buyer and Seller, as amended from time to time.

“Balloon Mortgage Loan” means any Mortgage Loan that provided on the date of origination for scheduled payments by the Mortgagor based upon an amortization schedule extending beyond its maturity date.

“Blocked Account Agreement” has the meaning specified in Section 5(b) hereof.

“Breakage Costs” has the meaning specified in Section 3(f).

“Business Day” means a day other than (i) a Saturday or Sunday, or (ii) a day on which the New York Stock Exchange is authorized or obligated by law or executive order to be closed.

“Buyer” has the meaning specified in Section 1.

“Capital Lease”, as applied to any Person or entity, shall mean any lease of any property (whether real, personal or mixed) by that Person or entity as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person or entity.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $50,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Collateral” has the meaning specified in Section 6.

“Collateral Deficit” means either a Market Value Collateral Deficit or a Securitization Value Collateral Deficit.

“Collateral Information” means the following information with respect to each Mortgage Loan: (i) Seller’s loan number, (ii) the Mortgagor’s name, (iii) the address of the Mortgaged Property, (iv) the current interest rate, (v) the original balance, (vi) the current balance as of the last day of the immediately preceding month, (vii) the paid to date and the next payment date, (viii) the appraised value of the Mortgaged Property at the time the Mortgage Loan was originated, (ix) whether the interest rate is fixed or adjustable (and if adjustable, the “ARM” code, which includes the index, adjustment frequency, spread and caps), (x) the lien position of the Mortgage Loan on the Mortgaged Property (and if a second lien, the outstanding principal balance of the first lien at the time the Mortgage Loan was originated and the monthly payment and maturity date of the first lien loan), (xi) the occupancy status of the Mortgaged Property (including whether owner occupied), (xii) whether the Mortgage Loan is a Balloon Mortgage Loan, (xiii) the first payment date, (xiv) the maturity date, (xv) the principal and interest payment, (xvi) the property type of the Mortgaged Property, (xvii) the Mortgagor’s FICO Score (where available in the Mortgage File), (xviii) the applicable Mortgage Loan grade, (xix) the social security number of the Mortgagor, (xx) the Mortgage Note date, (xxi) the prepayment penalty and prepayment penalty type, (xxii) the delinquency status, and (xxiii) Mortgage Loan purpose (i.e. refinance, cash out refinance, home improvement, debt consolidation).

“Collateral Maintenance Amount” means, with respect to any Transaction, the amount obtained by application of the applicable Collateral Maintenance Percentage to the Repurchase Price for such Transaction.

“Collateral Maintenance Percentage” means the amount set forth in the Confirmation with respect to each Mortgage Loan which, (1) in determining whether a Market Value Collateral Deficit exists pursuant to the second sentence of Section 4(a) hereof shall, for each type of Mortgage Loan set forth in the far left hand column below, equal the applicable percentage set forth in the middle column below and (2) in determining whether a Securitization Value Collateral Deficit exists pursuant to the third sentence of Section 4(a) hereof shall, for each type of Mortgage Loan set forth in the far left hand column below, equal the applicable percentage set forth in the far right hand column below:

Mortgage Loan Type		Percentage for Market Value Collateral Deficit Determination	Percentage for Securitization Value Collateral Deficit Determination
(a)	Mortgage Loan (other than the Mortgage Loans referred to in (b), (c),(d) and (e) below)	103%	105%

(b)	Aged Mortgage Loans (more than ninety (90) and up to one hundred twenty (120) days)	103%	105%

(c)	Aged Mortgage Loans (more than one hundred twenty (120) and up to one hundred eighty (180) days)	110%	117%

(d)	Delinquent Mortgage Loans	110%	117%

(e)	Repurchased Mortgage Loans	133%	n/a

“Collection Account” and “Collection Account Bank” have the meanings specified in Section 5(b) and 5(a) hereof, respectively.

“Confirmation” has the meaning specified in Section 3(c).

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Costs” has the meaning specified in Section 20.

“Custodial Agreement” means that custodial agreement, dated as of March 19, 2001, as amended, modified or supplemented from time to time, by and among Buyer, Seller and the Custodian, the form of which is attached hereto as Exhibit II.

“Custodial Delivery” means the form executed by the Seller in order to deliver a Mortgage Loan Schedule and/or Mortgage Files to Buyer or its designee (including the Custodian) pursuant to Section 7, a form of which is attached hereto as Exhibit III.

“Custodian” means the custodian under the Custodial Agreement. The initial custodian is Wells Fargo Bank Minnesota, National Association.

“Delinquent” means, with respect to any Mortgage Loan, the period of time from the date on which a Mortgagor fails to pay an obligation under the terms of such Mortgage Loan to the date on which such payment is made.

“Delinquent Mortgage Loans” means (x) the portion of the Mortgage Loans that are Delinquent for thirty (30) or more days and up to (and including) fifty-nine (59) days in excess of 3% of the aggregate Repurchase Price for all Mortgage Loans which are subject to then outstanding Transactions and (y) any Mortgage Loan that is Delinquent for sixty (60) or more days and up to (but excluding) one hundred twenty (120) days and, in either of clauses (x) or (y) above that are secured by a Mortgaged Property the title to which has not been acquired by foreclosure, deed-in-lieu of foreclosure or similar means.

“EBITDA” means, for any period, Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (f) any other noncash charges, and minus, to the extent included in the statement of such Net Income for such period, the sum of (a) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any other noncash income (other than any income represented by a receivable that in the ordinary course would be expected to be paid in cash), all as determined on a consolidated basis.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement by and among Buyer, Seller, MERS and MERS Corp. Inc., entered into pursuant to Section 7(i), the form of which is attached hereto as Exhibit IX (with such changes as Buyer shall agree to).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which, together with the Seller, is treated as single employer under Section 414(b) or (c) of the Internal Revenue Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA upon the termination of any Plan or the withdrawal or partial withdrawal of the Seller or any ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Seller or any ERISA Affiliate from the Pension Benefit Guaranty Corporation of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) the receipt by the Seller or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (h) the occurrence of a “prohibited transaction” with respect to which the Seller or any Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code) or with respect to which the Seller or any such Subsidiary could otherwise be liable.

“Escrow Account” has the meaning specified in Section 5(b).

“Event of Default” has the meaning specified in Section 13.

“Facility Amount” has the meaning specified in Section 3(g).

“Facility Documents” has the meaning specified in Section 3(a).

“FHLMC” means Federal Home Loan Mortgage Corporation or Freddie Mac.

“Final Repurchase Date” means September 17, 2004 or such earlier date on which all Purchased Mortgage Loans are required to be immediately repurchased pursuant to Section 14(a) (unless such date is extended upon mutual agreement of Buyer and Seller).

“First Mortgage” means the Mortgage that is the first lien on the Mortgaged Property.

“FNMA” means Federal National Mortgage Association or Fannie Mae.

“Foreign NIM Transactions” means a transaction with respect to which each of the following statements is accurate and complete:

(a) Said transaction is a net interest margin transaction in which Seller, through its special purpose Subsidiaries, sells certificates (the “NIM Transaction Certificates”) representing credit enhancement and/or prepayment penalties and/or other similar interests that it derives from a securitization of its Mortgage Loans through investment instruments to be purchased by U.S. and/or non-U.S. investors;

(b) To facilitate said transaction, Seller creates or has created (i) a domestic Subsidiary which acts as a qualifying special purpose entity (the “QSPE”), and (ii) a special purpose Subsidiary organized under a non-U.S. jurisdiction and primarily owned by the QSPE (the “Foreign Subsidiary”) which issues certain rated instruments (the “Foreign Instruments”);

(c) In said transaction, the QSPE transfers the NIM Transaction Certificates to the Foreign Subsidiary in exchange for cash resulting from the sale of the Foreign Instruments by the Foreign Subsidiary and certain common stock ownership interests in the Foreign Subsidiary which will be received by the QSPE immediately upon consummation of such transaction; and

(d) If requested by Buyer, Seller has provided to Buyer a written description of said transaction in detail satisfactory to Buyer.

“Foreign Instruments” and “Foreign Subsidiary” have the meanings given in the definition of “Foreign NIM Transactions.”

“GAAP” means with respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) which are applicable and in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Borrower, any of its Affiliates or any of its properties.

“Guarantee Obligation” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means WMC Finance Co., a Delaware corporation.

“Guaranty” means the Guaranty of the aggregate Repurchase Price from Guarantor, the form of which is attached hereto as Exhibit V and which is affirmed by the Affirmation of Guaranty.

“Hedge” means, with respect to any or all of the Mortgage Loans, any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller, and reasonably acceptable to the Buyer.

“HUD” means the United States Department of Housing and Urban Development.

“Income” means, with respect to any Mortgage Loan at any time, any principal thereof then payable, any principal prepayments and curtailments and all interest, dividends or other distributions payable thereon.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person (other than a Permitted Letter of Credit); (e) Capital Leases of such Person; and (f) Indebtedness of others guaranteed by such Person.

“Interest Coverage Ratio” means for any period with respect to the Seller and it Subsidiaries, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

“Interest Expense” means for any period, total interest expense, both expensed and capitalized, of the Seller and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Seller and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated basis in accordance with GAAP, net of interest income of the Seller and its Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP).

“Interest Period” means, with respect to any Transaction, (i) initially, the period commencing on the related Purchase Date and ending on the day immediately preceding the next Payment Date (the “Interest Reset Date”), and (ii) thereafter, each period from and including the day following the immediately preceding Interest Reset Date up to and including the succeeding Interest Reset Date or such shorter period as agreed among Buyer and Seller when the current Interest Period expires. Notwithstanding the foregoing, each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate calendar month when the Interest Period expires) shall end on the last Business Day of the appropriate calendar month. Notwithstanding the foregoing: (i) no Interest Period may begin before and end after the Final Repurchase Date; and (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

“Interest Reset Date” has the meaning specified in the definition of Interest Period.

“Leverage Ratio” means, at any time with respect to the Seller and its Subsidiaries, the ratio of (i) the aggregate principal amount of all Indebtedness (inclusive of residual financing) at such time which on a consolidated basis in accordance with GAAP would be required to be reflected on a consolidated balance sheet as a liability to (ii) the Tangible Net Worth at such time.

“LIBOR” means the rate per annum calculated with respect to each Transaction as set forth below:

(i) Two (2) Business Days prior to each Interest Reset Date, LIBOR shall be determined by Buyer on the basis of the offered rate for one month deposits of not less than U.S.$1,000,000, which appears on the date of determination on Dow Jones Market Service Page 3750 as of 11:00 a.m., London time (or such other page as may replace the Dow Jones Market Service Page on that service for the purposes of displaying London interbank offered rates of major banks). If no such offered rate appears, LIBOR with respect to the relevant Interest Period shall be determined as described in (ii) below.

(ii) With respect to an Interest Reset Date on which no such offered rate appears two (2) Business Days prior thereto on Dow Jones Market Service Page 3750 as described in (i) above, LIBOR shall be the arithmetic mean, expressed as a percentage, of the offered rates for one month deposits in U.S. Dollars that appears on the Reuters Screen LIBOR Page as of 11:00 a.m., London time, on the date of determination. If, in turn, such rate is not displayed on the Reuters Screen LIBOR Page at such time, then LIBOR for such date shall be reasonably determined by Buyer to be the arithmetic mean of the offered quotations to first-class banks in the Interbank LIBOR Market.

All percentages resulting from any calculations of LIBOR referred to in this Agreement shall be rounded up to the nearest multiple of 1/100 of 1% and all U.S. Dollar amounts used in or resulting from such calculations shall be rounded to the next higher cent.

“Loan-to-Value Ratio” means with respect to any Mortgage Loan, the fraction, expressed as a percentage, the numerator of which is the principal balance of such Mortgage Loan at the date of origination and the denominator of which is the lowest of (a) the value of the related Mortgaged Property as set forth in the appraisal of such Mortgaged Property obtained in connection with the origination of such Mortgage Loan, (b) the purchase price of the Mortgaged Property or (c) the review appraisal, if any, provided that the appraised value shown in the review appraisal is less than the appraised value at origination by a variance of 10% or greater. For purposes of calculating the Loan-to-Value Ratio of a Mortgage Loan secured by a second Mortgage, the principal balance of the related First Mortgage (at the time of origination of the second Mortgage) as well as the second Mortgage shall be included in the numerator.

“Market Value” means as of any date with respect to any Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by Buyer in its sole discretion; provided, that the Market Value shall be deemed zero for any Mortgage Loan:

(i) except as set forth in clause (ii) below, which has been subject to Transactions for more than 90 days,

(ii) which is an Aged Mortgaged Loan and together with the other Aged Mortgage Loans subject to then outstanding Transactions would cause the aggregate Repurchase Price for all Aged Mortgage Loans which are subject to then outstanding Transactions to exceed the lesser of (x) 20% of the aggregate Repurchase Price for all Mortgage Loans which are subject to then outstanding Transactions and (y) $80,000,000,

(iii) which is Delinquent for thirty (30) or more days and up to fifty-nine (59) days (and is not a Delinquent Mortgage Loan) and together with the other Mortgage Loans that are Delinquent (and are not Delinquent Mortgage Loans) for such period subject to then outstanding Transactions would cause the aggregate outstanding principal balance of such Mortgage Loans that are Delinquent (and are not Delinquent Mortgage Loans) for such period subject to then outstanding Transactions to exceed 3.0% of the aggregate Repurchase Price for of all Mortgage Loans which are subject to then outstanding Transactions,

(iv) which is a Delinquent Mortgage Loan and together with the other Delinquent Mortgage Loans subject to then outstanding Transactions would cause the aggregate Repurchase Price for all Delinquent Mortgage Loans which are subject to then outstanding Transactions to exceed the lesser of (x) 3% of the aggregate Repurchase Price for all Mortgage Loans which are subject to then outstanding Transactions and (y) $10,000,000,

(v) which is a Mortgage Loan secured by a second mortgage lien on the Mortgaged Property and together with the other Mortgage Loans secured by second mortgage liens on the Mortgaged Property subject to then outstanding Transactions would cause the aggregate Repurchase Price for all Mortgage Loans secured by second mortgage liens on the Mortgaged Property which are subject to then outstanding Transactions to exceed the lesser of (x) 10% of the aggregate Repurchase Price for all Mortgage Loans which are subject to then outstanding Transactions and (y) $40,000,000,

(vi) which is Delinquent for one hundred twenty (120) days or more,

(vii) which is Delinquent for sixty (60) days or more (except as permitted under clause (iv) above),

(viii) which is a Wet Ink Mortgage Loan for more than seven (7) Business Days,

(ix) which is a Wet Ink Mortgage Loan and together with the other Wet Ink Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price of Wet Ink Mortgage Loans subject to the then outstanding Transactions to exceed $85,000,000,

(x) which is a Repurchased Mortgage Loan and together with the other Repurchased Mortgage Loans subject to then outstanding Transactions would cause the aggregate Repurchase Price for all Repurchased Mortgage Loans which are subject to then outstanding Transactions to exceed $10,000,000,

(xi) with respect to which there is a breach of a representation, warranty or covenant made by Seller in this Agreement that materially adversely affects Buyer’s interest in such Mortgage Loan and which breach has not been cured, or

(xii) which is in foreclosure or subject to a bankruptcy proceeding of the related Mortgager or with respect to which the first monthly payment was not made by the second due date or within the grace period in accordance with the terms of the Mortgage Note.

“Market Value Collateral Deficit” has the meaning specified in Section 4(a).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Seller and its Subsidiaries taken as a whole, or (b) the validity or enforceability of (i) this Agreement or the other Facility Documents or (ii) the rights or remedies of the Buyer hereunder or thereunder.

“MERS” and “MERS System” have the meanings specified in Section 7(i).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first or second lien on or a first or second priority ownership interest in an estate in fee simple in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgage File” means the documents specified as the “Mortgage File” in Section 7(d), together with any additional documents and information required to be delivered to the Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Mortgage Loan” means a non-securitized whole loan, namely a conventional mortgage loan secured by a first or second lien on a one to four family residential property (including, without limitation, a Wet Ink Mortgage Loan) which conforms to the Seller’s Underwriting Guidelines.

“Mortgage Loan Schedule” means a schedule of Mortgage Loans attached to each Trust Receipt, Confirmation and Custodial Delivery.

“Mortgage Note” means a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” means the record holder of a Mortgage.

“Mortgagor” means the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) for such period, determined on a consolidated basis in accordance with GAAP.

“Net Worth” mean the amount which would be included under stockholders’ equity on a consolidated balance sheet of Seller and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“NIM Transaction Certificates” has the meaning given in the definition of “Foreign NIM Transaction.”

“Payment Date” means the first calendar day of the month (or if such day is not a Business Day, the succeeding Business Day).

“Periodic Payment” has the meaning specified in Section 5(c).

“Permitted Securitization” means any transaction or series of related transactions for the sale or financing of Purchased Mortgage Loans (the “Sold Loans”) pursuant to which the Sold Loans are held by or transferred to a special purpose entity structured in a manner which enhances the credit or diminishes the bankruptcy risks attendant upon creditors of such entity (any such entity so structured, a “Special Purpose Entity”), and such transaction or transactions would not violate or be inconsistent with any statute, law, rule, regulation, judgment, order or decree applicable to the Seller, any of its Subsidiaries or any of their respective properties (including, without limitation, any thereof respecting fraudulent transfers or conveyances set forth in any applicable laws of any jurisdiction respecting the bankruptcy or insolvency of debtors).

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust or unincorporated organization or a governmental agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 112 of the Internal Revenue Code or Section 307 of ERISA and in respect of which the Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Predatory Lending Practices” means any and all underwriting and lending policies, procedures and practices defined or enumerated in any local or municipal ordinance or regulation or any state or federal regulation or statute prohibiting, limiting or otherwise relating to the protection of consumers from such policies, procedures and practices. Such policies, practices and procedures may include, without limitation, charging excessive loan, broker, and closing fees, charging excessive rates of loan interest, making loans without regard to a consumer’s ability to re-pay the loan, refinancing loans with no material benefit to the consumer, charging fees for services not actually performed, discriminating against consumers on the basis of race, gender, or age, failing to make proper disclosures to the consumer of the consumer’s rights under federal and state law, and any other predatory lending policy, practice or procedure as defined by ordinance, regulation or statute.

“Price Differential” means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” means, with respect to a Transaction, the per annum percentage rate specified in the related Confirmation for determination of the Price Differential which shall not exceed LIBOR plus the applicable Pricing Spread.

“Pricing Spread” means the rate specified in the Confirmation with respect to each Mortgage Loan, which shall be equal to (i) on each day the related Purchased Mortgage Loan is a Wet Ink Mortgage Loan, 1.55% and (ii) on each date on and after the delivery to the Custodian of a complete Mortgage File for such Purchased Mortgaged Loan, for each type of Mortgage Loan set forth in the left hand column below, the applicable rate set forth in the right hand column below:

Mortgage Loan Type		Rate
(a)	Mortgage Loan (other than the Mortgage Loans referred to in (b) and (c) below)	1.10%

(b)	Aged Mortgage Loans	1.65%

(c)	Delinquent Mortgage Loans or Repurchased Mortgage Loans	2.25%

“Prime Rate” means the rate of interest published by The Wall Street Journal, northeast edition, as the “prime rate.”

“Purchase Date” means the date on which Purchased Mortgage Loans are transferred by Seller to Buyer or its designee (including the Custodian) as specified in the Confirmation.

“Purchase Price” means on each Purchase Date, the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer or its designee (including the Custodian) which shall be equal to for each type of Mortgage Loan set forth in the left hand column below, the lowest of (i) the product of the Market Value of such Mortgage Loan and the applicable percentage set forth below under the column labeled “A”, (ii) the product of the Securitization Value of such Mortgage Loan and the applicable percentage set forth under the column labeled “B” and (iii) the product of the outstanding principal balance of such Mortgage Loan and the applicable percentage set forth below under the column labeled “C”:

Mortgage Loan Type		A (% of Market Value)	B (% of Securitization Value)	C % of Unpaid Principal Amount
(a)	Mortgage Loans (other than the Mortgage Loans referred to in (b), (c), (d), (e) and (f) below)	97.5%	95.5%	100%

(b)	Aged Mortgage Loans that are subject to Transactions for more than ninety (90) days up to one hundred twenty (120) days	97.5%	95.5%	95%

(c)	Aged Mortgage Loans that are subject to Transactions for more than one hundred twenty (120) days up to one hundred eighty (180) days	90.5%	85.5%	85%

(d)	Delinquent Mortgage Loans that are Delinquent for thirty (30) days up to fifty nine (59) days	90.5%	85.5%	75%

(e)	Delinquent Mortgage Loans that are Delinquent for more than fifty nine (59) days up to one hundred nineteen (119) days	90.5%	85.5%	50%

(f)	Repurchased Mortgage Loans	75%	N/A	65%

“Purchased Mortgage Loans” means the Mortgage Loans sold by Seller to Buyer in a Transaction, any Additional Loans and any Substituted Mortgage Loans.

“QSPE” has the meaning given in the definition of “Foreign NIM Transactions.”

“Replacement Loans” has the meaning specified in Section 14(b)(ii).

“Repurchase Date” means the date on which Seller is to repurchase the Purchased Mortgage Loans from Buyer, including any date determined by application of the provisions of Sections 3 or 14, as specified in the Confirmation or otherwise; provided that (a) in no event shall such date be more than one hundred eighty (180) days after the Purchase Date and (b) in no event shall such date be more than ninety (90) days after the Purchase Date with respect to Aged Mortgage Loans which have an aggregate Repurchase Price for Purchased Mortgage Loans subject to such Transactions exceeding the lesser of (x) 20% of the aggregate Repurchase Price for all Purchased Mortgage Loans subject to Transactions at such time and (y) $80,000,000.

“Repurchase Price” means the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee (including the Custodian) to Seller upon termination of a Transaction, which will be determined in each case as the sum of the Purchase Price and the Price Differential as of the date of such determination decreased by all cash, Income and Periodic Payments actually received by Buyer pursuant to Sections 4(a), 5(a) and 5(f), respectively, with respect to such Transaction.

“Repurchased Mortgage Loan” means any Mortgage Loan which (x) the Seller or an Affiliate of the Seller has previously sold to an investor in any type of sale transaction (including, without limitation, a whole loan sale, a mortgage loan purchase and sale agreement, or otherwise) and the Seller or such Affiliate has been required to repurchase or otherwise take back for any reason (including, without limitation, due to breach of a representation and warranty or a document deficiency with respect to such Mortgage Loan or otherwise) and (y) the Buyer has specifically approved the inclusion of such Mortgage Loan in a Transaction in its reasonable discretion. No Repurchased Mortgage Loan may be a Wet Ink Mortgage Loan.

“Request for Purchase” means written notice of Seller’s request to enter into a Transaction in the form of Exhibit IV. Such Request for Purchase shall specify the requested Purchase Date and Repurchase Date and include the Mortgage Loan Schedule containing information with respect to the Collateral that the Seller proposes to pledge to Buyer in connection with such Transaction.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, as to any Person, the chief executive officer, chief operating officer, the chief financial officer or treasurer or any other officer having substantially the same authority and responsibility including any vice president with responsibility for or knowledge of financial matters.

“S&P” means Standards & Poor’s Ratings Group, a division of McGraw Hill Companies, Inc.

“Securitization Value” means, as of any date with respect to any Mortgage Loans, the price at which such Mortgage Loans could be securitized and sold in a securitization as determined by Buyer in its sole discretion; provided, that the Securitization Value shall be deemed zero for any Mortgage Loan:

(i) except as set forth in clause (ii) below, which has been subject to Transactions for more than 90 days,

(ii) which is an Aged Mortgaged Loan and together with the other Aged Mortgage Loans subject to then outstanding Transactions would cause the aggregate Repurchase Price for all Aged Mortgage Loans which are subject to then outstanding Transactions to exceed the lesser of (x) 20% of the aggregate Repurchase Price for all Mortgage Loans which are subject to then outstanding Transactions and (y) $80,000,000,

(iii) which is Delinquent for thirty (30) or more days and up to fifty-nine (59) days (and is not a Delinquent Mortgage Loan) and together with the other Mortgage Loans that are Delinquent (and are not Delinquent Mortgage Loans) for such period subject to then outstanding Transactions would cause the aggregate outstanding principal balance of such Mortgage Loans that are Delinquent (and are not Delinquent Mortgage Loans) for such period subject to then outstanding Transactions to exceed 3.0% of the aggregate Repurchase Price for of all Mortgage Loans which are subject to then outstanding Transactions,

(iv) which is a Delinquent Mortgage Loan and together with the other Delinquent Mortgage Loans subject to then outstanding Transactions would cause the aggregate Repurchase Price for all Delinquent Mortgage Loans which are subject to then outstanding Transactions to exceed the lesser of (x) 3% of the aggregate Repurchase Price for all Mortgage Loans which are subject to then outstanding Transactions and (y) $10,000,000,

(v) which is a Mortgage Loan secured by a second mortgage lien on the Mortgaged Property and together with the other Mortgage Loans secured by second mortgage liens on the Mortgaged Property subject to then outstanding Transactions would cause the aggregate Repurchase Price for all Mortgage Loans secured by second mortgage liens on the Mortgaged Property which are subject to then outstanding Transactions to exceed the lesser of (x) 10% of the aggregate Repurchase Price for all Mortgage Loans which are subject to then outstanding Transactions and (y) $40,000,000,

(vi) which is Delinquent for one hundred twenty (120) days or more,

(vii) which is Delinquent for sixty (60) days or more (except as permitted under clause (iv) above),

(viii) which is a Wet Ink Mortgage Loan for more than seven (7) Business Days,

(ix) which is a Wet Ink Mortgage Loan and together with the other Wet Ink Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price of Wet Ink Mortgage Loans subject to the then outstanding Transactions to exceed $85,000,000,

(x) which is a Repurchased Mortgage Loan and together with the other Repurchased Mortgage Loans subject to then outstanding Transactions would cause the aggregate Repurchase Price for all Repurchased Mortgage Loans which are subject to then outstanding Transactions to exceed $10,000,000,

(xi) with respect to which there is a breach of a representation, warranty or covenant made by Seller in this Agreement that materially adversely affects Buyer’s interest in such Mortgage Loan and which breach has not been cured, or

(xii) which is in foreclosure or subject to a bankruptcy proceeding of the related Mortgager or with respect to which the first monthly payment was not made by the second due date or within the grace period in accordance with the terms of the Mortgage Note.

“Securitization Value Collateral Deficit” has the meaning specified in Section 4(a).

“Seller” has the meaning specified in Section 1.

“Servicer” means Fairbanks Capital Corp., a Utah corporation, and its successors in interest and permitted assigns.

“Servicing Agreement” means the servicing agreement, between the Buyer, the Seller and the Servicer, as amended, modified or supplemented from time to time, the form of which is attached hereto as Exhibit VIII.

“Servicing Records” has the meaning specified in Section 25.

“Sold Loans” and “Special Purpose Entity” have the meaning specified in the definition of “Permitted Securitization”.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Seller.

“Substituted Mortgage Loans” means any Mortgage Loans substituted for Purchased Mortgage Loans in accordance with Section 9 hereof.

“Tangible Net Worth” means, at any time, Net Worth at such time, minus intangible assets included in determining Net Worth.

“Transaction” has the meaning specified in Section 1.

“Trust Receipt” means a trust receipt issued by the Custodian to the Buyer confirming the Custodian’s possession of certain mortgage loan files which are the property of and held by the Custodian for the benefit of the Buyer or the registered holder of such trust receipt.

“Underwriting Guidelines” means the underwriting guidelines attached as Schedule 2 hereto, as amended, modified or supplemented from time to time.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Wet Ink Mortgage Loan” means a Mortgage Loan for which a Mortgage File has not been delivered to the Custodian. No Repurchased Mortgage Loan may qualify as a Wet Ink Mortgage Loan.

“Whole Loan Sale” means a sale of the Purchased Mortgage Loans by the Seller (other than in connection with a Permitted Securitization).

3. CONDITIONS PRECEDENT; INITIATION; CONFIRMATION; TERMINATION; MAXIMUM TRANSACTION AMOUNTS

(a) Conditions Precedent to Initial Transaction. Buyer’s obligation to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received all of the following documents, each of which shall be reasonably satisfactory to Buyer and its counsel in form and substance (collectively, the “Facility Documents”):

(i) Agreement. This Agreement, duly completed, and executed and delivered by Seller;

(ii) Custodial Agreement. The Custodial Agreement, duly executed and delivered by Seller and Custodian;

(iii) Uniform Commercial Code Filings. Any filings requested or required under the Uniform Commercial Code duly completed and executed and such other actions as Buyer shall have requested in order to perfect the security interests created pursuant to this Agreement;

(iv) Blocked Account Agreement. The Blocked Account Agreement, duly executed and delivered by Seller and the Collection Account Bank;

(v) Opinion of Counsel. An opinion or opinions of counsel favorable to the Buyer with respect to the Seller and the transactions contemplated by this Agreement;

(vi) Letter Agreements. The letter agreements with respect to the payment of fees and certain investment banking services, duly executed and delivered by Seller; and

(vii) Other Documents. Such other documents as Buyer may reasonably request.

(b) Conditions Precedent to all Transactions. Except as provided below, Buyer’s obligation to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i) Seller shall have delivered to Buyer and Custodian a Request for Purchase at least one Business Day prior to the proposed Purchase Date specified in such Request for Purchase (including in the Mortgage Loan Schedule attached thereto the Collateral Information, which may be transmitted by direct electronic transmission or via a computer diskette, in either case in Excel format);

(ii) other than with respect to Wet Ink Mortgage Loans, Buyer shall have received from the Custodian a Trust Receipt with exceptions as are acceptable to Buyer in its sole discretion in respect of Mortgage Loans to be sold hereunder on the applicable Business Day and a Mortgage Loan Schedule, in each case dated such Business Day and duly completed;

(iii) Buyer shall have completed its due diligence to its reasonable satisfaction with respect to each Mortgage Loan to be purchased on such Purchase Date;

(iv) no Event of Default shall have occurred and be continuing;

(v) Seller shall have provided Buyer with a copy of any material changes to Seller’s Underwriting Guidelines prior to the effectiveness of any such change and obtained Buyer’s approval of such change; and

(vi) no Collateral Deficit exists.

(c) Initiation and Confirmation.

(i) Each agreement to enter into a Transaction must be entered into in writing at the initiation of Seller by Seller’s delivery of a Request for Purchase to Buyer. Buyer shall confirm the terms of each Transaction by issuing a written confirmation to Seller promptly after the parties enter into such Transaction in the form of Exhibit I attached hereto (a “Confirmation”). Such Confirmation shall describe the Purchased Mortgage Loans, identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, (iv) the Pricing Rate applicable to the Transaction, (v) the applicable Collateral Maintenance Percentages and (vi) additional terms or conditions not inconsistent with this Agreement. After receipt of the Confirmation, Seller shall, subject to the provisions of subsection (c)(iii) below, sign the Confirmation and promptly return it to Buyer. The Purchase Price for any Transaction shall not be less than $750,000. Buyer shall not have any obligation to enter into more than two Transactions on any Business Day.

(ii) Any Confirmation by Buyer shall be deemed to have been received by Seller on the date actually received by Seller.

(iii) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by Seller no more than two (2) Business Days after the date the Confirmation was received by Seller or unless a corrected Confirmation is sent by Buyer. An objection sent by Seller must state specifically that such writing is an objection to a Confirmation and must specify the provision(s) being objected to by Seller, must set forth such provision(s) in the manner that the Seller believes they should be stated, and must be received by Buyer no more than two (2) Business Days after the Confirmation was received by Seller.

(iv) With respect to all Transactions hereunder related to a Repurchased Mortgage Loan that is Delinquent for sixty (60) or more days, the Purchase Date shall be not later than ten (10) Business Days following the day on which the Seller provides the Collateral Information relating thereto as requested by Buyer in a computer readable format together with a liquidation proceeds spreadsheet and a BPO, with pictures, and a Trust Receipt. With respect to all Transactions hereunder related to a Repurchased Mortgage Loan, the Seller shall deliver to the Buyer a written explanation of the reason the Seller or its Affiliate was required to repurchase or otherwise take back the related Mortgage Loan.

(d) Limitation on Pricing Rate Used; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Pricing Rate:

(i) the Buyer reasonably determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” in Section 2 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the Pricing Rates as provided herein; or

(ii) the Buyer reasonably determines, which determination shall be conclusive, that the relevant rate of interest referred to in the definition of “Pricing Rate” in Section 2 hereof upon the basis of which the Pricing Rate is to be determined is not likely to equal the cost to the Buyer of purchasing the Purchased Mortgage Loans using such Pricing Rate; or

(iii) it becomes unlawful for the Buyer to honor its obligation to purchase Mortgage Loans hereunder using a Pricing Rate based upon LIBOR;

then the Buyer shall give the Seller prompt notice thereof and, so long as such condition remains in effect, the Buyer shall be under no obligation to enter into additional Transactions, and the Seller shall, at the option of Seller, either repurchase all Purchased Mortgage Loans then subject to a Transaction or the Pricing Rate shall be determined based upon the rate selected by the Buyer in a manner that is reasonably satisfactory to Buyer so as to adequately reflect the cost to Buyer of purchasing the Purchased Mortgage Loans using such substituted Pricing Rate (in which case Buyer shall continue to be obligated to enter into additional Transactions using that substituted Pricing Rate).

(e) Additional Costs. The Seller shall pay directly to Buyer from time to time such amounts as Buyer may determine to be necessary to compensate Buyer for any costs that Buyer determines are attributable to its using a LIBOR-based Pricing Rate or its obligation to use a LIBOR-based Pricing Rate hereunder, or any reduction in any amount receivable by Buyer hereunder in respect of the Pricing Rate (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change that:

(i) shall subject Buyer to any tax, duty or other charge in respect of such LIBOR-based Pricing Rate or changes the basis of taxation of any amounts payable to such Buyer under this Agreement in respect of any of such LIBOR-based Pricing Rate (excluding changes in the rate of tax on the overall net income of such Buyer by the jurisdiction in which Buyer has its principal office); or

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any LIBOR-based Pricing Rate; or

(iii) imposes any other condition affecting this Agreement or the transactions contemplated hereby or thereby.

Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Additional Costs in such detail as reasonably determined in good faith by Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon Seller, absent manifest error.

(f) Termination and Repurchase.

(i) Seller may at any time and from time to time repurchase the Purchased Mortgage Loans subject to a Transaction, in whole or in part, in connection with a Permitted Securitization or a Whole Loan Sale, upon at least two (2) Business Days’ irrevocable notice to Buyer, specifying the Business Day of such repurchase and amount required to be paid in connection with such repurchase pursuant to Section 5(d). If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to the succeeding paragraph.

(ii) On the Repurchase Date, termination of the Transaction will be effected by transfer to Seller or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5) against the simultaneous transfer of the amount required to be paid in connection with such repurchase plus any Breakage Costs payable by Seller to Buyer pursuant to the succeeding paragraph to an account of Buyer. Seller is obligated to obtain the Mortgage Files from Buyer or its designee at Seller’s expense on the Repurchase Date.

(iii) If Seller repurchases the Purchased Mortgage Loans subject to a Transaction on any day or otherwise transfers funds to Buyer pursuant to its obligations hereunder on any day which is not a Repurchase Date, Seller shall indemnify Buyer and hold Buyer harmless from any loss or expense which Buyer actually sustains or incurs arising from the reemployment of funds obtained by Buyer hereunder or from fees actually paid by Buyer to terminate the deposits from which such funds were obtained, but not including loss of profit (“Breakage Costs”). Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as reasonably determined in good faith by Buyer, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller, absent manifest error. This Section shall survive termination of this Agreement and repurchase of all Purchased Mortgage Loans subject to Transactions hereunder.

(g) Maximum Facility Amount. With respect to all Transactions hereunder, the aggregate Purchase Price for all Purchased Mortgage Loans at any one time subject to then outstanding Transactions shall not exceed $400,000,000 (the “Facility Amount”).

4. COLLATERAL AMOUNT MAINTENANCE

(a) Buyer shall mark to market the Mortgage Loans in its sole discretion, but at least monthly. If at any time the aggregate Market Value of all Purchased Mortgage Loans subject to all Transactions is less than the aggregate Collateral Maintenance Amount for all such Transactions (a “Market Value Collateral Deficit”), then Buyer may by notice to Seller require Seller to transfer to Buyer or its designee (including the Custodian) Additional Loans or cash or other collateral acceptable to Buyer, so that the cash and aggregate Market Value of the Purchased Mortgage Loans and other collateral, including any such Additional Loans, will thereupon equal or exceed the aggregate Collateral Maintenance Amount. If at any time the aggregate Securitization Value of all Mortgage Loans subject to Transactions is less than the aggregate Collateral Maintenance Amount for all such Transactions (a “Securitization Value Collateral Deficit”), then Buyer may by notice to Seller require Seller to transfer to Buyer or its designee (including the Custodian) Additional Loans or cash or other collateral acceptable to Buyer, so that the cash and aggregate Securitization Value of the Purchased Mortgage Loans and other collateral, including any such Additional Loans, will thereupon equal or exceed the aggregate Collateral Maintenance Amount.

(b) Notice required pursuant to subsection (a) above may be given by any means of facsimile transmission. Seller shall transfer Additional Loans or cash pursuant to subsection (a) above not later than 5:00 p.m. on the Business Day following the receipt of such notice. The failure of Buyer, on any one or more occasions, to exercise its rights under subsection (a) of this Section shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of the Buyer to do so at a later date. Buyer and Seller agree that a failure or delay to exercise its rights under subsection (a) of this Section shall not limit Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(c) In the event that Seller fails to comply with the provisions of this Section 4, Buyer shall not enter into any additional Transactions hereunder after the date of such failure and an Event of Default shall exist.

5. INCOME PAYMENTS

(a) Where a particular Transaction’s term extends over an Income payment date on the Purchased Mortgage Loans subject to that Transaction, such Income shall be the property of Buyer, subject to the application of such Income in accordance with this Agreement. Seller shall instruct each Mortgagor to remit all Income and all tax and insurance escrow payments to a financial institution reasonably acceptable to Buyer (the “Collection Account Bank”). The initial Collection Account Bank shall be Bank One, Utah. The Collection Account Bank shall upon receipt thereof promptly remit all Income (including all cash, checks and other near cash items) to the Collection Account (as defined below) and all tax and insurance escrow payments to the Escrow Accounts (as defined below).

(b) Seller shall, or shall cause the Servicer to, establish on or prior to the date of the first Transaction, and maintain for the Buyer’s benefit, with the Collection Account Bank one or more collection accounts (together, the “Collection Account”) and escrow accounts (together, the “Escrow Account”) pledged to the Buyer, which may be interest-bearing and shall be entitled “[Servicer], in trust for WMC Mortgage Corp. and Lehman Brothers Bank, FSB” The Collection Account and the Escrow Account shall be under the sole dominion and control of the Collection Account Bank. Prior to the date of the first Transaction, Seller shall cause the Collection Account Bank to deliver to the Buyer an agreement between the Seller, the Buyer and the Collection Account Bank, substantially in the form of Exhibit VI hereto (the “Blocked Account Agreement”) in which the Collection Account Bank acknowledges the Buyer’s security interest in the Collection Account and the Escrow Account and agrees that upon receipt of notice that an Event of Default has occurred or is continuing, the Collection Account Bank shall only withdraw funds from the Collection Account or the Escrow Account, respectively, on instructions of Buyer (other than for payment of servicing fees and ancillary income due and owing to the Servicer and reimbursement of servicing advances under any servicing agreement). Prior to the delivery by Buyer to the Collection Account Bank of the notice referred to in the immediately preceding sentence, all Income and all tax and insurance escrow payments held in the Collection Account or the Escrow Account, respectively, may be withdrawn by Seller or the Servicer for servicing of the Mortgage Loans and administration of escrow-related matters pertaining to the Purchased Mortgage Loans and any other purposes.

(c) Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans, Seller shall pay by wire transfer to Buyer the accreted value of the Price Differential (each such payment, a “Periodic Payment”) on each Payment Date and may withdraw from the Collection Account any excess on such Payment Date in the ordinary course of business. The Price Differential shall accrue and be calculated on a daily basis for each Purchased Mortgage Loan.

(d) In the event the Seller repurchases the Purchased Mortgage Loans in connection with a Whole Loan Sale or Permitted Securitization, Seller shall simultaneous with the closing thereof apply the net proceeds (after payment of all reasonable costs and expenses incurred in connection therewith) from such Whole Loan Sale or Permitted Securitization to pay: (i) first, the accreted value of the Price Differential, and (ii) second, the Repurchase Price (exclusive of such Price Differential) of all Purchased Mortgage Loans which are the subject of such Whole Loan Sale or Permitted Securitization, and shall be permitted to retain the remainder, if any.

(e) If an Event of Default shall have occurred and be continuing, all Income held in the Collection Account, on each Business Day shall be distributed by Seller or the Servicer, on each Business Day in the following order of priority:

FIRST:    To the Servicer in payment of any reasonable servicing fees and ancillary income under any servicing agreement due and owing and for reimbursement of servicing advances under any servicing agreement and the Custodian’s fees under the Custodial Agreement;

SECOND: To the Buyer in an amount sufficient to pay:

(i) any Periodic Payment due and owing;

(ii) the amount of any Collateral Deficit; and

(iii) the amount of any fees or expenses or other amounts due and owing to the Buyer hereunder or in the Facility Documents; and

THIRD: To payment of any then outstanding and due Repurchase Price for all Transactions and any additional amounts owing to the Buyer hereunder; and

FOURTH: To the Seller in an amount equal to any surplus then remaining.

(f) Buyer shall offset against the Repurchase Price of each Transaction all Income and Periodic Payments actually received by Buyer pursuant to Sections 5(a) – (e).

6. SECURITY INTEREST

(a) Buyer and the Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans and not loans from Buyer to Seller secured by the Purchased Mortgage Loans. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations to Buyer under this Agreement and the Transactions entered into pursuant to this Agreement, Seller grants Buyer a first priority security interest in (i) the Purchased Mortgage Loans and (ii) all of the following with respect to the Purchased Mortgage Loans: Servicing Records, servicing agreements, purchase commitments, insurance, Income, any and all Hedges, any and all collection accounts and escrow accounts and all cash or other property or amounts on deposit therein and any other contract rights, general intangibles and other assets and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing (collectively, the “Collateral”).

(b) Seller shall pay all fees and expenses associated with perfecting Buyer’s security interest in the Collateral (including, without limitation, the cost of filing financing statements under the Uniform Commercial Code and, upon the occurrence of an Event of Default, recording assignments of Mortgage, as and when required by Buyer in its sole discretion). Seller shall take such further actions as are necessary in order to perfect Buyer’s first priority security interest in the Hedges with respect to the Purchased Mortgage Loans.

7. PAYMENT, TRANSFER AND CUSTODY

(a) Unless otherwise mutually agreed in writing, all transfers of funds hereunder shall be in immediately available funds.

(b) On or before each Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit III.

(c) On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation. Seller, simultaneously with the delivery to Buyer or its designee (including the Custodian) of the Purchased Mortgage Loans relating to each Transaction hereby sells, transfers, conveys and assigns to Buyer or its designee (including the Custodian) without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related insurance policies.

(d) In connection with each sale, transfer, conveyance and assignment, on or prior to each Purchase Date with respect to each Mortgage Loan which is not a Wet Ink Mortgage Loan (or with respect to item (viii) below within five Business Days after the Purchase Date), the Seller shall deliver or cause to be delivered and released to the Custodian the following original documents (collectively the “Mortgage File”), pertaining to each of the Purchased Mortgage Loans identified in the Custodial Delivery delivered therewith:

(i) the original Mortgage Note bearing all intervening endorsements (or allonges), endorsed “Pay to the order of             , without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized officer (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[the Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Mortgage Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[the Last Endorsee], formerly known as [previous name]”);

(ii) the original of any guarantee executed in connection with the Mortgage Note (if any);

(iii) the original Mortgage with evidence of recording thereon or a copy certified by Seller, its agent or the title company on behalf of Seller to have been sent for recording;

(iv) the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies certified by Seller, its agent or the title company on behalf of Seller to have been sent for recording, if any;

(v) the original assignment of Mortgage in blank (or, if such Mortgage Loan is and will be registered on the MERS System, showing MERS as the assignee of such Mortgage) for each Mortgage Loan, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[the Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Mortgage Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[the Last Endorsee], formerly known as [previous name]”);

(vi) the originals of all intervening assignments of mortgage with evidence of recording thereon or copies certified by Seller to have been sent for recording, if any;

(vii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if any);

(viii) the original policy of title insurance or a true copy thereof or, if such policy has not yet been delivered by the insurer, the commitment or binder to issue the same (which may be marked by the title insurance company) and a certified copy of mortgage insurance, if applicable; and

(ix) the original power of attorney, if any, or a copy thereof certified by an authorized officer of the Seller, for any document described above; and

(x) if such Mortgage Loan is and will be registered on the MERS System, evidence, in accordance with the MERS procedures manual, that Borrower has designated the Servicer as the servicer or subservicer in the MERS System for such Purchase Mortgage Loan.

(e) In connection with each sale, transfer, conveyance and assignment, with respect to each Mortgage Loan which is a Wet Ink Mortgage Loan, (x) on each Purchase Date, Seller shall cause the related Mortgage Note for each funded Mortgage Loan to be faxed to the Custodian and (y) on or prior to 1:30 p.m. (New York City time) on the fifth Business Day following each Purchase Date, Seller shall deliver or cause to be delivered to the Custodian a complete Mortgage File. On the date on which the Buyer receives a Trust Receipt from the Custodian certifying that a complete Mortgage File with respect to a Wet Ink Mortgage Loan is in the possession of the Custodian, such Wet Ink Mortgage Loan be deemed a standard Mortgage Loan (and no longer a Wet Ink Mortgage Loan) for all purposes hereunder, including, without limitation, determination of the Pricing Spread and compliance with subsection (zz) of Schedule 1.

(f) With respect to each Mortgage Loan delivered by Seller to Buyer or its designee (including the Custodian), Seller shall have executed an omnibus power of attorney substantially in the form of Exhibit VII attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to complete and record the assignment of Mortgage, complete the endorsement of the Mortgage Note and take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Mortgage Loans, the related Mortgage Files and the Servicing Records.

(g) Buyer shall deposit the Mortgage Files representing the Purchased Mortgage Loans, or direct that the Mortgage Files be deposited directly, with the Custodian. The Mortgage Files shall be maintained in accordance with the Custodial Agreement.

(h) Any Mortgage Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Mortgage File and the originals of the Mortgage File not delivered to Buyer or its designee. The possession of the Mortgage File by Seller or its designee is at the will of the Buyer for the sole purpose of servicing the related Purchased Mortgage Loan, and such retention and possession by the Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Mortgage Loan to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Mortgage File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Mortgage Loans or is in connection with a repurchase of any Purchased Mortgage Loan by Seller.

(i) From time to time, the Seller may request in writing that the Buyer agree to have the Purchased Mortgage Loans registered on the MERS CORP., Inc. mortgage electronic registry system (the “MERS System”) such that the mortgagee of record under such Purchased Mortgage Loans shall be identified as Mortgage Electronic Registration Systems, Inc. (“MERS”). If Buyer agrees to such registration, then prior to effecting such registration for any Purchased Mortgage Loan, Seller shall deliver to Buyer an Electronic Tracking Agreement in form and substance acceptable to Buyer.

8. REHYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOANS

Title to all Purchased Mortgage Loans shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise assigning, syndicating, participating, sub-participating, pledging, repledging, hypothecating, or rehypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Seller pursuant to Section 3. Seller shall cooperate with Buyer’s reasonable requests to complete such assignments, syndication, participation or pledge. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Mortgage Loans delivered to Buyer by Seller. In the event that there is a material adverse change or other development in the repurchase markets which results in Buyer being unable to finance its position through the repurchase market with its traditional repurchase counterparties, Buyer may accelerate the Repurchase Date for any outstanding Transactions following reasonable written notice to Seller of the occurrence of such event.

9. SUBSTITUTION

(a) Subject to Section 9(b) and the prior consent of Buyer, Seller may, upon one (1) Business Days written notice to Buyer, with a copy to Custodian, substitute Mortgage Loans or other assets for any Purchased Mortgage Loans. Such substitution shall be made by transfer to Buyer or its designee (including the Custodian) of the Mortgage File of such other Mortgage Loans together with a Custodial Delivery and transfer to Seller or its designee of the Purchased Mortgage Loans requested for release. After substitution, the substituted Mortgage Loans shall be deemed to be Purchased Mortgage Loans subject to the same Transaction as the released Mortgage Loans.

(b) Notwithstanding anything to the contrary in this Agreement, Seller may not substitute other Mortgage Loans or other assets for any Purchased Mortgage Loans if (i) after taking into account such substitution, a Collateral Deficit would occur, (ii) such substitution would cause a breach of any provision of this Agreement or (iii) the Market Value of the Mortgage Loans or assets substituted is less than the Market Value of such Purchased Mortgage Loans.

(c) In the case of any Transaction for which the Repurchase Date is other than the Business Day immediately following the Purchase Date and with respect to which Seller does not have any existing right to substitute substantially the same Mortgage Loans for the Purchased Mortgage Loans, Seller shall have the right, subject to the proviso to this sentence, upon notice to Buyer, which notice shall be given at or prior to 10:00 a.m. (New York time) on such Business Day, to substitute substantially the same Mortgage Loans for any Purchased Mortgage Loans; provided, however, that Buyer may elect, by the close of business on the Business Day notice is received, or by the close of the next Business Day if notice is given after 10:00 a.m. (New York time) on such day, not to accept such substitution. In the event such substitution is accepted by Buyer, such substitution shall be made by Seller’s transfer to Buyer of such other Mortgage Loans and Buyer’s transfer to Seller of such Purchased Mortgage Loans, and after substitution, the substituted Mortgage Loans shall be deemed to be Purchased Mortgage Loans. In the event Buyer elects not to accept such substitution, Buyer shall offer Seller the right to terminate the Transaction.

(d) In the event Seller exercises its right to substitute or terminate under sub-paragraph (c), Seller shall be obligated to pay to Buyer, by the close of the Business Day of such substitution or termination, as the case may be, an amount equal to (A) Buyer’s actual cost (including all fees, expenses and commissions) of (i) entering into replacement transactions; (ii) entering into or terminating hedge transactions; and/or (iii) terminating transactions or substituting mortgage loans in like transactions with third parties in connection with or as a result of such substitution or termination, and (B) to the extent Buyer determines not to enter into replacement transactions, the loss incurred by Buyer directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by Buyer in good faith.

10. REPRESENTATIONS AND WARRANTIES

(a) Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) it will engage in such Transactions as principal; (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf; (iv) no approval, consent or authorization of the Transactions contemplated by this Agreement from any federal, state, or local regulatory authority having jurisdiction over it is required or, if required, such approval, consent or authorization has been or will, prior to the first Purchase Date, be obtained; (v) the execution, delivery, and performance of this Agreement and the Transactions hereunder will not violate any law, regulation, order, judgment, decree, ordinance, charter, by-law, or rule applicable to it or its property or constitute a default (or an event which, with notice or lapse of time, or both would constitute a default) under or result in a breach of any agreement or other instrument by which it is bound or by which any of its assets are affected; (vi) it has received approval and authorization to enter into this Agreement and each and every Transaction actually entered into hereunder pursuant to its internal policies and procedures; and (vii) neither this Agreement nor any Transaction pursuant hereto are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(b) Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Mortgage Loans by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while this Agreement and any Transaction hereunder is in full force and effect:

(i) Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of California and is duly licensed, qualified, and in good standing in every state where Seller transacts business and in any state where any Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Seller therein.

(ii) No Litigation. There is no action, suit, proceeding, arbitration or investigation pending or, to Seller’s knowledge, threatened against Seller which, either in any one instance or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

(iii) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement.

(iv) Good Title to Collateral. The Purchased Mortgage Loans shall be free and clear of any lien, encumbrance or impediment to transfer, and Seller has good, valid and marketable title and the right to sell and transfer such Purchased Mortgage Loans to Buyer free and clear of all liens.

(v) Delivery of Mortgage File. With respect to each Purchased Mortgage Loan (other than a Wet Ink Mortgage Loan), the Mortgage Note, the Mortgage, the assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for the Mortgage Loans have been delivered to the Custodian. Seller or its designee is in possession of a complete, true and accurate Mortgage File with respect to the Mortgage Loans (other than Wet Ink Mortgage Loans), except for such documents the originals of which have been delivered to the Custodian.

(vi) Selection Process. The Purchased Mortgage Loans were selected from among the outstanding mortgage loans in Seller’s portfolio as to which the representations and warranties set forth in this Agreement could be made and such selection was not made in a manner so as to affect adversely the interests of Buyer.

(vii) No Untrue Statements. To the best of Seller’s knowledge, neither this Agreement nor any written statement made, or any report or other document issued or delivered or to be issued or delivered by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(viii) Origination Practices. The origination practices used by Seller with respect to each Mortgage Loan (i) have been and are in all respects legal and proper in the mortgage origination business and (ii) are in accordance with the Underwriting Guidelines previously supplied by Seller to Buyer.

(ix) Performance of Agreement. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement on its part to be performed.

(x) Seller Not Insolvent. Seller is not, and with the passage of time does not expect to become, insolvent.

(xi) No Event of Default. No Event of Default has occurred and is continuing hereunder.

(xii) Financial Condition.

(A) The consolidated pro forma balance sheets of the Seller and its consolidated Subsidiaries as of December 31, 2002 and the related consolidated pro forma statements of income and of cash flows for the fiscal quarter ended on each such date, copies of which have heretofore been furnished to the Buyer, are complete and correct and present fairly the pro forma consolidated financial condition of the Seller and its consolidated Subsidiaries as at such dates, and the pro forma consolidated results of their pro forma operations and their consolidated cash flows for the fiscal year then ended.

(B) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or a Responsible Officer, as the case may be, and as disclosed therein).

(C) Neither the Seller nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment (including, without limitation, any interest rate or foreign currency swap or exchange transaction, or other financial derivative), which is not reflected in the foregoing statements or in the notes thereto.

(xiii) No Change. Since December 31, 2002, there has been no development or event which has had or is reasonably expected to have a Material Adverse Effect.

(xiv) Corporate Power; Compliance with Law. The Seller (a) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee, to carry on its business as now being or as proposed to be conducted, to originate, acquire and own Mortgage Loans, to sell and repurchase such Mortgage Loans pursuant to this Agreement, and to make, deliver and perform this Agreement and each other Facility Document, and (b) is in compliance in all material respects with all Requirements of Law (including environmental law and the Real Estate Settlement Procedures Act, the Home Ownership and Equity Protection Act and related state law).

(xv) Enforceability. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each other Facility Document when executed and delivered on behalf of the Seller will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(xvi) Collateral; Collateral Security.

(A) If the Transactions are recharacterized as secured financings, the provisions of this Agreement are effective to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Collateral.

(B) Upon receipt by the Custodian of each Mortgage Note, endorsed in blank by a duly authorized officer of the Seller, the Buyer shall have a fully perfected first priority security interest therein, in the Purchased Mortgage Loan evidenced thereby, and the Seller’s interest in the related Mortgaged Property.

(C) Upon filing of financing Statements on Form UCC-1 naming the Buyer as “Secured Party” and the Seller as “Debtor”, and describing the Collateral, the security interests granted hereunder in the Collateral (other than Mortgage Notes) will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Seller in, to and under such Collateral, which can be perfected by filing under the Uniform Commercial Code.

(xvii) No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Seller or any of its Subsidiaries has a Material Adverse Effect.

(xviii) Taxes. The Seller has filed all Federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes or assessments, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP have been provided. No tax Lien has been filed, and, to the knowledge of the Seller, no claim is being asserted, with respect to any such tax or assessment.

(xix) Investment Company Act; Other Regulations. The Seller is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(xx) Subsidiaries. The Seller has no Subsidiaries other than in connection with a investment permitted under Section 11(g)(ii) which the Buyer has not approved.

(xxi) ERISA. Each of Seller and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code and regulations and published interpretations thereunder, and (b) no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, is reasonably expected to result in liability of the Seller or any of its ERISA affiliates which would be material to the Seller or any of its ERISA Affiliates on a consolidated basis.

(xxii) Closing Letters for Wet Ink Mortgage Loans. Other than in states where prohibited or where other insurance applies, for each Wet Ink Mortgage Loan: (a) Seller has entered into an escrow agreement or closing instruction letter with a closing agent pursuant to which such closing agent is required to obtain a complete Mortgage File for such Wet Ink Mortgage Loan as a condition to disbursing Seller’s funds on account of the principal amount of such Mortgage Loan; and (b) such closing agent is either a title insurance company licensed to do business in the state where such Mortgaged Property is located (a “Licensed Title Company”) or an abstract company or other agent for a Licensed Title Company, in connection with which a Licensed Title Company has issued to Seller an insured closing letter in customary form by which such Licensed Title Company assumes responsibility for (among other things) such closing agent’s compliance with clause “a.”

(c) Seller represents and warrants to the Buyer that each Purchased Mortgage Loan sold hereunder and each pool of Purchased Mortgage Loans sold in a Transaction hereunder, as of the related Purchase Date, conforms in all material respects to the representations and warranties set forth in Schedule 1 attached hereto and that each Mortgage Loan delivered hereunder as Additional Loans or Substituted Mortgage Loans, as of the date of such delivery, conforms in all material respects to the representations and warranties set forth in Schedule 1 hereto. Seller further represents and warrants to the Buyer that, as of the fifth (5th) Business Day of each month, the Collateral Information delivered on such day with respect to each Purchased Mortgage Loan is complete, true and correct. It is understood and agreed that the representations and warranties set forth in Schedule 1 hereto, if any, shall survive delivery of the respective Mortgage File to Buyer or its designee (including the Custodian).

(d) On the Purchase Date for any Transaction, Buyer and Seller shall each be deemed to have made all the foregoing representations with respect to itself as of such Purchase Date.

11. NEGATIVE COVENANTS OF THE SELLER

On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that it will not (unless otherwise permitted herein):

(a) take any action which would directly or indirectly impair or adversely affect Buyer’s title to or the value of the Purchased Mortgage Loans;

(b) pledge, assign, convey, grant, bargain, sell, set over, deliver or otherwise transfer any interest in the Purchased Mortgage Loans to any person not a party to this Agreement (other than in connection with a Whole Loan Sale or Permitted Securitization consummated as provided herein) nor will the Seller create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Mortgage Loans except as described in Section 6 of this Agreement;

(c) (i) liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), (ii) sell all or substantially all of its assets, (iii) change its name, identity or corporate structure, (iv) upon less than thirty (30) days’ prior written notice to Buyer change its chief executive office or its principal place of business, or (v) enter into any transaction of merger or consolidation or amalgamation other than consolidations and mergers in connection with which (i) Seller is the surviving corporation or (ii) the entity into which the Seller consolidates or merges has equity and a market value of at least that of the Seller immediately prior to such merger or consolidation and such entity expressly assumes the obligations of the Seller at the time of such merger or consolidation, and in any case, no Event of Default exists immediately prior to, or will occur as a result of, such consolidation or merger;

(d) create, incur, assume or suffer to exist any Guarantee Obligation (other than Guarantee Obligations disclosed or reserved for in the financial statements referred to in Section 10(b)(xii) and Guarantee Obligations relating to Indebtedness permitted under Section 11(m));

(e) engage in any line or lines of business activity other than the businesses now generally carried on by it or businesses otherwise in the ordinary course of mortgage banking;

(f) enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service), with any Affiliate unless such transaction is (a) otherwise not prohibited under this Agreement, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided, however, that nothing contained herein shall restrict the right of Seller, so long as an Event of Default does not exist, to:

(i) pay management fees in an amount not to exceed $500,000 in the aggregate during any fiscal year to Guarantor, or to Affiliates of Guarantor,

(ii) pay customary fees and compensation to, and provide customary indemnification in favor of directors, officers and other employees of Seller,

(iii) provide customary indemnification in favor of directors, officers and other employees of Guarantor to the extent such indemnifications are permitted under applicable law,

(iv) provide reasonable employee relocation packages to its executives,

(v) enter into transactions with Lending Concourse, Inc. or similar entities; or

(vi) enter into other transactions with Affiliates permitted under Section 11(g) and (i) below;

provided further, that notwithstanding that there shall exist an Event of Default, nothing herein contained shall restrict the right of Seller to advance to Guarantor that portion of taxes due and payable by Guarantor and its consolidated Subsidiaries reasonably allocable to the business activities of Seller and its consolidated Subsidiaries.

(g) make any advance, loan (other than residential mortgage loans in the ordinary course of business), extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person; provided, however, that nothing contained herein shall restrict the right of Seller

(i) to make reimbursable servicing advances in the ordinary course of Seller’s business,

(ii) to make advances to and investments in or otherwise create Subsidiaries of Seller organized under the laws of the United States of America in the ordinary course of business,

(iii) to make investments in Cash Equivalents,

(iv) to retain subordinated certificates in connection with the issuance of mortgage-backed securities supported or secured by Mortgage Loans,

(v) to enter into hedges,

(vi) to make advances to and investments in its direct or indirect special purpose Subsidiaries in connection with Foreign NIM Transactions (including, without limitation, in the form of transfers of certificates representing credit enhancements and/or prepayment penalties and/or other similar interests derived from a securitization of Seller’s Mortgage Loans),

(vii) to make other investments (other than investments in Subsidiaries) not otherwise permitted hereunder in an amount not to exceed $1,000,000 in the aggregate;

(viii) further, to make advances to or investments in Guarantor for taxes due and payable by Guarantor and its consolidated Subsidiaries reasonably allocable to the business activities of Seller and its consolidated Subsidiaries for; and

(ix) maintain any of the foregoing in existence on the date hereof, and any renewals, extensions and refinancings of any of the foregoing;

(h) make any changes to its fiscal year;

(i) after the occurrence and during the continuation of an Event of Default, (x) declare or pay any dividend or make any other distribution on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Seller or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Seller (except as permitted under the second proviso to Section 11(f)) or (y) make any bonus or other extraordinary compensation payment to a senior executive officer (other than required tax payments) or (z) make a capital expenditure not referenced in the capital expenditure budget approved by Buyer in its reasonable discretion in excess of $1,000,000 in any fiscal year of Seller;

(j) amend, modify or change in any material respect, or consent or agree to any amendment, modification or change to any of the terms of any Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon);

(k) enter into any arrangement with any Person providing for the leasing by the Seller of real or personal property which has been or is to be sold or transferred by the Seller to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Seller;

(l) enter into any agreement, other than this Agreement or an agreement entered into pursuant to Section 11(m) below, which prohibits or limits the ability of the Seller to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired;

(m) be liable for or create, assume, incur, guarantee, or in any manner become liable, contingently or otherwise, in respect of any Indebtedness, except:

(i) the Transactions;

(ii) other Indebtedness to the Buyer arising under this Agreement and the other Facility Documents;

(iii) obligations in connection with operating expenses arising in the ordinary course of the Seller’s business;

(iv) secured Indebtedness relating solely to the acquisition or leasing of equipment (including computers) used in the ordinary course of business and secured by such equipment, to the extent that such leases are ordinary and customary in the Seller’s industry, and the proceeds of which are not distributed to Seller except as reimbursement for monies expended to fund the financing, acquisition or leasing of such equipment; and

(v) indebtedness or other liabilities on account of incidentals or services supplied or furnished to the Seller (including accountants’ and attorneys’ fees), provided, that such other indebtedness is incurred in connection with the transactions contemplated hereby and the aggregate amount of the indebtedness or liabilities described in this clause (v) shall not exceed $100,000 at any one time outstanding;

(vi) Indebtedness reflected in the financial statements referred to in Section 10(b)(xii) above and any extensions or refinancings thereof;

(vii) obligations under Capital Leases in an aggregate amount not to exceed at any one time outstanding $2,500,000;

(viii) so long as an Event of Default has not occurred and is not continuing, Indebtedness and repurchase arrangements entered into by Seller or any of its Subsidiaries in the ordinary course of business, which arrangements may be secured by any assets of Seller or such Subsidiary other than Purchased Mortgage Loans which have not been repurchased by Seller,

(ix) financings of residual interests issued to Seller or any of its Subsidiaries in connection with securitization transactions entered into in the ordinary course of business, which financings may be secured by the residual interests and financings in support of “interest only” strips included in such securitizations;

(x) arbitrage investment lines of credit entered into by Seller with non-Affiliates in the ordinary course of business, which lines of credit may be secured by the investment securities purchased with the proceeds thereof; and

(xi) Indebtedness secured by acquired assets, so long as: (i) such Indebtedness does not exceed $5,000,000 in the aggregate for Seller and all Subsidiaries at any time outstanding, (ii) such Indebtedness was not incurred in contemplation of the acquisition and (iii) the lien securing such Indebtedness does not extend to any assets other than those being acquired;

(n) amend the Underwriting Guidelines in any material respect without delivering the notice required under Section 12(g) and obtaining Buyer’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned;

(o) commence a voluntary case under bankruptcy or other similar insolvency laws without the unanimous vote of Seller’s board of directors.

12. AFFIRMATIVE COVENANTS OF THE SELLER

For so long as this Agreement is in effect:

(a) Seller shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition.

(b) Seller shall provide Buyer with copies of such documentation as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10, including but not limited to resolutions evidencing the approval of this Agreement by Seller’s board of directors or loan committee and copies of the minutes of the meetings of Seller’s board of directors or loan committee at which this Agreement and the Transactions contemplated by this Agreement were approved.

(c) Seller shall, at Buyer’s request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Mortgage Loans (including, among other things, filing such Uniform Commercial Code financing statements as Buyer may reasonably request).

(d) The Seller acknowledges that the Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. The Seller agrees that upon reasonable prior notice to the Seller, the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to the Mortgage Loans in the possession, or under the control, of the Seller. The Seller shall reimburse the Buyer for any and all out-of-pocket costs and expenses reasonably incurred by the Buyer in connection with the Buyer’s on-going due diligence and auditing activities pursuant to this Section 12(d).

(e) Seller shall notify Buyer no later than one (1) Business Day after obtaining actual knowledge thereof, if any event has occurred that constitutes an Event of Default with respect to Seller or any event that with the giving of notice or lapse of time, or both, would become an Event of Default with respect to Seller.

(f) Seller shall cause each Purchased Mortgage Loan subject to this Agreement to be serviced in accordance with Section 25 hereof.

(g) Seller shall provide Buyer with a copy of any proposed material changes to Seller’s Underwriting Guidelines not less than ten (10) Business Days prior to the effectiveness of any such change.

(h) Seller shall, upon request of Buyer enter into hedging transactions with respect to fixed rate Purchased Mortgage Loans in order to protect adequately, in the reasonable judgment of Buyer, against interest rate risks and assign such hedging transactions to Buyer.

(i) Seller shall provide Buyer on each Purchase Date and by no later than the fifth Business Day of each month, either by direct modem electronic transmission or via a computer diskette, the Collateral Information in computer readable Excel format with respect to all Purchased Mortgage Loans then subject to Transactions and shall provide Buyer with other information with respect to the Mortgage Loans and any additional reports as Buyer may reasonably request with respect to the Mortgage Loans.

(j) Seller shall provide Buyer with the following financial and reporting information:

(i) Within 90 days after the last day of its fiscal year, (i) the audited consolidated balance sheets of each of Guarantor and Seller and its respective Subsidiaries and the unaudited consolidating balance sheet of each of Guarantor and Seller and its respective Subsidiaries as of the end of such year and the related consolidated statements of earnings, shareholders’ equity and cash flow for such year, setting forth in the case of the audited consolidated statement in comparative form the figures for the previous fiscal year, and accompanied by an opinion of a nationally recognized independent accounting firm which report shall state that such audited consolidated financial statements present fairly the financial positions and results of operations of each of Guarantor and Seller and its respective Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, except as stated therein (such opinion shall not be qualified or limited because of a restricted or limited examination by such auditors of any material portion of Guarantor’s, Seller’s or any Subsidiary’s records);

(ii) Within 60 days after the last day of the first three fiscal quarters in any fiscal year, (i) the unaudited consolidated and consolidating balance sheets as of the close of such quarter and related statements of income and changes in cash flow for such quarter and that portion of the fiscal year ending as of the end of such quarter setting forth in comparative form the figures for the corresponding period in the prior year in each case certified by a Responsible Officer as fairly presenting the consolidated financial position of Seller and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP; and (ii) forecasts prepared by management of Seller for each of the succeeding months for a twelve month period setting forth in reasonable detail the projected origination level, operating cost and estimate of the net interest margin assumptions and resulting cash flow, balance sheet and income statement as at the end of each such month and such twelve-month period, together with a statement of all material assumptions on which such forecasts are based (it being understood that such forecasts are subject to inherent uncertainties and contingencies, many of which are beyond Seller’s control, and that no assurance can be given that such forecasts will be realized);

(iii) Within 30 days after the last day of each month in any fiscal year, (a) the consolidated unaudited general ledger trial balance, statements of income and balance sheets and statements of changes in cash flow of Seller and its Subsidiaries for such month and as of the end of such month in each case certified by a Responsible Officer as fairly presenting the consolidated financial position of Seller and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP; (b) a budget forecast for cash use by Seller for the two month period then commencing setting forth sources and uses of such cash by Seller for such period, certified by a Responsible Officer and (c) Seller’s monthly report in substantially the form attached hereto as Exhibit X;

(iv) Within 30 days after the last day of each month in any fiscal year of the Seller, a compliance certificate from a Responsible Officer certifying that to the best knowledge of such officer, no default or Event of Default under the Agreement has occurred and is continuing (or if a default or Event of Default has occurred and is continuing, stating the nature thereof and the action which Seller proposes to take with respect thereto);

(v) Within 60 days after the last day of the first three fiscal quarters in any fiscal year and within 90 days after the last day of its fiscal year of the Seller, an officer’s certificate from a Responsible Officer addressed to Buyer certifying that, as of such date, Seller is in compliance with all of the terms, conditions and requirements of the Agreement and other Facility Documents (such certification to include in reasonable detail the calculations used in demonstrating compliance with the financial covenants set forth in Section 13(xiii)-(xviii) for all applicable periods during such fiscal year);

(vi) Upon request by the Buyer, copies of any financial statements, appraisal, projections or other relevant documents in the Seller’s possession useful in evaluating the credit of Seller and its Subsidiaries;

(vii) As soon as available, copies of all proxy statements, financial statements, and reports which Guarantor sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements under the Securities Act of 1933, as amended, which it files with the Securities and Exchange Commission or any government authority which may be substituted therefor, or with any national securities exchange;

(viii) Within 45 days after the last day of each fiscal quarter in any fiscal year, an officer’s certificate from a Responsible Officer addressed to Buyer certifying the calculation of Tangible Net Worth, including the valuation (and the assumptions used to derive such valuation) of residual certificates, interest-only certificates and other comparable instruments with respect to securitizations of mortgage loans included in the calculation of such Tangible Net Worth;

(ix) Promptly after entering into any hedging transactions described in subsection (h) above, notify Buyer of such hedging transactions; and

(x) Promptly after the renewal of any fidelity insurance and errors omissions insurance policy that identifies Buyer as a co-insured, notify Buyer of such renewal.

(k) Seller covenants to repurchase or substitute pursuant to Section 9 hereof any Mortgage Loan, within one Business Day following written notice from Buyer, as to which a representation or warranty made by Seller set forth in Schedule 1 hereto proves to be incorrect or untrue in any material respect.

(l) The Seller shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises; (ii) comply in all material respects with all Requirements of Laws (including, without limitation, all environmental laws and local, municipal, state or Federal ordinances, regulations or statutes regarding Predatory Lending Practices) and Contractual Obligations; and (iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied. Seller shall maintain, and shall make available to Buyer upon request, written policies and procedures to determine whether any Mortgage Loan contains any terms, or carries or carried any fees, charges or other costs, such that the requirements of the Home Ownership Equity Protection Act, 15 U.S.C. Section 1639 and 12 C.F.R. Section 226.32 – Requirements for Certain Closed-End Home Mortgages, are applicable.

(m) The Seller shall maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities. In addition, the Seller shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond in an amount at least equal to $10,000,000 and an errors and omissions insurance policy covering its officers and employees and other Persons acting on behalf of it in an amount at least equal to such amounts as are required by criteria set forth by FNMA under its approved mortgage program, which insurance policies shall be obtained from insurance companies which are acceptable to the Buyer in its reasonable discretion and shall name Buyer as a loss payee.

(n) The Seller shall give notice to the Buyer, immediately upon (and in any event not more than one Business Day after) the Seller obtaining notice thereof, of:

(i) any material default or litigation related to any Collateral, any Material Adverse Effect and any event or change in circumstances which is reasonably expected to have a Material Adverse Effect; and

(ii) with respect to any Purchased Mortgage Loan, if the Seller acquires knowledge that the Mortgaged Property violates environmental law or has been materially damaged so as to affect adversely the value as collateral of such Mortgage Loan.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Seller setting forth details of the occurrence referred to therein and stating what action the Seller has taken or proposes to take with respect thereto.

(o) The Seller shall permit the Buyer to maintain at Buyer’s expense a full time employee at the Sellers’ principal place of business to monitor the Seller’s Mortgage Loan origination and servicing process.

(p) The Seller shall use commercially reasonable efforts to maintain at all times committed facilities (other than this Agreement) with a maximum aggregate principal amount of commitments equal to at least $150,000,000.

13. EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) occur, Seller and Buyer shall have the rights set forth in Section 14, as applicable:

(i) Seller or Buyer fails to satisfy or perform either:

(A) Any payment or purchase obligation under this Agreement (including without limitation, the payment of the Repurchase Price) when due; or

(B) Any other material obligation or covenant under this Agreement, other than an Event of Default specifically included in any of the other subsections of this Section 13 within five (5) Business Days after notice of such breach;

(ii) an Act of Insolvency occurs with respect to Seller, Guarantor or Buyer;

(iii) any representation made by Seller shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided, that any such incorrect or untrue representation with respect to a Purchased Mortgage Loan set forth in Schedule 1 hereto shall not be an Event of Default if Borrower repurchases (or substitutes for) such Mortgage Loan in accordance with Section 14(a)(xiii);

(iv) Seller or Buyer shall admit its inability to, or its intention not to, perform any of its obligations hereunder;

(v) any governmental, regulatory, or self-regulatory authority takes any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of the Seller or any of its Affiliates, including suspension as an issuer, lender or seller/servicer of mortgage loans, which suspension has a Material Adverse Effect, and which continues for more than 24 hours;

(vi) Buyer, in its reasonable good faith judgment, believes that there has been a material adverse change in the business, operations, corporate structure or financial condition of Seller or that Seller will not meet any of its obligations under any Transaction pursuant to this Agreement or any other agreement between the parties;

(vii) Seller, Guarantor or any of its respective Subsidiaries shall fail to perform or shall violate any other material agreement or instrument between any of them and Buyer or any of its Affiliates and such failure or violation continues unremedied after any applicable grace period therefor, or Seller, Guarantor or any of its respective Subsidiaries shall fail to pay when due or within any applicable grace period therefor any portion of any single obligation constituting Indebtedness of Seller, Guarantor or any of its respective Subsidiaries in excess of $250,000; or any default or other event shall occur under or with respect to any agreement under which any single obligation constituting Indebtedness of Seller, Guarantor or any of its respective Subsidiaries in excess of $250,000 was created or is governed, the effect of which is to cause, or to permit the holder or holder of such indebtedness to cause, such indebtedness to become due prior to its stated maturity; or any single obligation constituting indebtedness of Seller, Guarantor or any of its respective Subsidiaries in excess of $250,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled payment), prior to the stated maturity thereof;

(viii) A final judgment by any competent court in the United States of America for the payment of money in an amount of at least $250,000 is rendered against the Seller, and the same remains undischarged or unpaid for a period of sixty (60) days during which execution of such judgment is not effectively stayed;

(ix) This Agreement shall for any reason cease to create a valid, first priority security interest in any of the Purchased Mortgage Loans purported to be covered hereby;

(x) A Market Value Collateral Deficit or Securitization Value Collateral Deficit occurs and is not eliminated within the time period specified in Section 4(b);

(xi) any Person or entity or any group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons and/or entities, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, in one or more transactions, of securities of the Guarantor or the Seller(or other securities convertible into such securities) representing more than 25% (or, following an initial public offering of common stock of the Seller, 50%) of the combined voting power of all securities of the Seller entitled to vote in the election of directors (other than the Person or entities owning such securities on the date of this Agreement).

(xii) at any time, the Leverage Ratio shall exceed either (a) 2.0 to 1.0 with respect to non-warehouse Indebtedness only or (b) 12.0 to 1.0;

(xiii) at any time, the unencumbered cash and Cash Equivalents shall be less than $1,000,000;

(xiv) at any time, the sum of (x) unencumbered cash and Cash Equivalents and (y) the Seller’s available borrowing capacity shall be less than $10,000,000;

(xv) Tangible Net Worth shall be less than the amount set forth in the right hand column below at any time during the period set forth in the left hand column below:

Time Period	Tangible Net Worth
March 18, 2003 – June 30, 2003	$75,000,000

July 1, 2003 – September 30, 2003	$75,000,000 plus 25% of the Net Income for the fiscal quarter ending June 30, 2003

October 1, 2003 – December 31, 2003	$75,000,000 plus 25% of the Net Income for the fiscal quarters ending June 30, 2003 and September 30, 2003

January 1, 2004 – March 31, 2004	$75,000,000 plus 25% of the Net Income for the fiscal quarters ending June 30, 2003, September 30, 2003 and December 31, 2003

April 1, 2004 – June 30, 2004	$75,000,000 plus 25% of the Net Income for the fiscal quarters ending June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004

July 1, 2004 – Final Repurchase Date	$75,000,000 plus 25% of the Net Income for the fiscal quarters ending June 30, 2003, September 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004

(xvi) for any fiscal quarter of Seller, beginning with the fiscal quarter ending March 31, 2003, the sum of (x) Net Income of the Seller and its Subsidiaries on a consolidated basis in accordance with GAAP plus (y) other non-cash charges with respect to write downs of residual interests of the Seller and its Subsidiaries not exceeding $4,000,000, for any fiscal quarter of Seller, beginning with the fiscal quarter ending March 31, 2003, and not exceeding $10,000,000 on a four quarter rolling basis commencing with the four quarters ending March 31, 2003 shall be less than $1.00; or

(xvii) for any fiscal quarter of Seller, the Interest Coverage Ratio shall be less than 1.25:1.00.

14. REMEDIES

(a) If an Event of Default occurs with respect to Seller, the following rights and remedies are available to Buyer:

(i) At the option of Buyer, exercised by notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

(ii) If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A) Seller’s obligations hereunder to repurchase all Purchased Mortgage Loans in such Transactions shall thereupon become immediately due and payable,

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) for each such Transaction, the greater of the related Pricing Rate plus 4.0% or the Prime Rate plus 5.0% to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (I) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (II) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(xii) of this Section, and (III) any amounts applied to the Repurchase Price pursuant to subsection (a)(iii) of this Section), and

(C) all Income actually received by the Buyer or its designee (including the Custodian) pursuant to Section 5 shall be applied to the aggregate unpaid Repurchase Price owed by Seller.

(iii) After one Business Day’s notice to Seller (which notice need not be given if an Act of Insolvency shall have occurred, and which may be the notice given under subsection (a)(i) of this Section), Buyer may (A) immediately sell, without notice or demand of any kind, at a public or private sale and at such price or prices Buyer may reasonably deem satisfactory any or all Purchased Mortgage Loans subject to a Transaction hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Mortgage Loans shall be applied first to the costs and expenses incurred by Buyer in connection with Seller’s default; second to costs of cover and/or related hedging transactions relating to Transactions and to losses, damages, costs or expenses directly arising or resulting from the occurrence of the Event of Default; third to the Repurchase Price; and fourth to any other outstanding obligation of Seller to Buyer or its Affiliates.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Mortgage Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Mortgage Loans may not be liquid. In view of the nature of the Purchased Mortgage Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Mortgage Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Mortgage Loan and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Mortgage Loan on the occurrence of an Event of Default or to liquidate all Purchased Mortgage Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer. However, in recognition of the parties’ agreement that the Transactions hereunder have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual relationship and that each Transaction has been entered into in consideration of the other Transactions, the parties further agree that Buyer shall use its best efforts to liquidate all Transactions hereunder upon the occurrence of an Event of Default as quickly as is prudently possible in the reasonable judgment of Buyer.

(v) Buyer shall, without regard to the adequacy of the security for the Seller’s obligations under this Agreement, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Collateral or any portion thereof, and collect the payments due with respect to the Collateral or any portion thereof. Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(vi) Seller agrees that Buyer may obtain an injunction or an order of specific performance to compel Seller to fulfill its obligations as set forth in Section 25, if Seller fails or refuses to perform its obligations as set forth therein.

(vii) Seller shall be liable to Buyer for the amount of all expenses, reasonably incurred by Buyer in connection with or as a consequence of an Event of Default, including, without limitation, reasonable legal fees and expenses and reasonable costs incurred in connection with hedging or covering transactions relating to Transactions.

(viii) Buyer shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York, to the extent that the Uniform Commercial Code is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller.

(ix) Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a)(i) and (iii) of this Section, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time-to-time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(x) In addition to its rights hereunder, Buyer shall have the right to proceed against any assets of Seller which may be in the possession of Buyer or its agent on Buyer’s behalf including the right to liquidate such assets and to set off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Mortgage Loans, any Collateral or its proceeds, and all other sums or obligations owed by Seller to Buyer against all of Seller’s obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency. Any cash, proceeds, or property in excess of any amounts due, or which Buyer reasonably believes may become due, to it from Seller shall be returned to Seller after satisfaction of all obligations of Seller to Buyer.

(xi) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Collateral, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(xii) Buyer and Seller hereby agree that sales of the Purchased Mortgage Loans shall be deemed to include and permit the sales of Purchased Mortgaged Loans pursuant to a securities offering. The net proceeds of any such sale shall be applied to reduce the Repurchase Price of outstanding Transactions.

(xiii) Notwithstanding anything herein to the contrary, a breach of any representation or warranty set forth in Schedule 1 attached hereto with respect to a Purchased Mortgage Loan shall not be an Event of Default if Seller either repurchases such Mortgage Loan (or substitutes for such Mortgage Loan in accordance with Section 9 of this Agreement) within one (1) Business Day of the discovery or receipt of notice of such breach; provided, however, that Seller shall not have the foregoing right if such breach relates to Mortgage Loans that in the aggregate represent ten percent (10%) or more of the aggregate Purchase Price of all Purchased Mortgage Loans subject to then outstanding Transactions. The repurchase price for any such repurchase shall be the outstanding Repurchase Price of such Mortgage Loan.

(b) If an Event of Default occurs with respect to Buyer, the following rights and remedies are available to Seller:

(i) Upon tender by Seller of payment of the aggregate Repurchase Price for all such Transactions, Buyer’s right, title and interest in all Purchased Mortgage Loans subject to such Transactions shall be deemed transferred to Seller, and Buyer shall deliver or cause to be transferred all such Purchased Mortgage Loans to Seller or its designee at Buyer’s expense.

(ii) If Seller exercises the option referred to in subsection (b)(i) of this Section and Buyer fails to deliver or cause to be delivered the Purchased Mortgage Loans to Seller or its designee, after one Business Day’s notice to Buyer, Seller may (A) purchase Mortgage Loans (“Replacement Loans”) that are as similar as is reasonably practicable in characteristics, outstanding principal amounts (as a pool) and interest rate to any Purchased Mortgage Loans that are not delivered by Buyer to Seller or its designee as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Loans, to be deemed to have purchased Replacement Loans at a price therefor on such date, equal to the Market Value of the Purchased Mortgage Loans.

(iii) Buyer shall be liable to the Seller (A) with respect to Purchased Mortgage Loans (other than Additional Loans), for any excess of the price paid (or deemed paid) by Seller for Replacement Loans therefor over the Repurchase Price for such Purchased Mortgage Loans and (B) with respect to Additional Loans, for the price paid (or deemed paid) by Seller for the Replacement Loans therefor. In addition, Buyer shall be liable to Seller for interest on such remaining liability with respect to each such purchase (or deemed purchase) of Replacement Loans calculated on a 360-day year basis for the actual number of days during the period from and including the date of such purchase (or deemed purchase) until paid in full by Buyer. Such interest shall accrue at the greater of the Pricing Rate or the Prime Rate.

(iv) Buyer shall be liable to Seller for the amount of all expenses reasonably incurred by Seller in connection with or as a consequence of an Event of Default, including, without limitation, reasonable legal fees and expenses and reasonable costs incurred in connection with covering existing hedging transactions with respect to the Purchased Mortgage Loans.

(v) Seller shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws, in equity, and under any other agreement between Buyer and Seller, including, without limitation, the right to offset any debt or claim.

(vi) Seller may exercise one or more of the remedies available to Seller immediately upon the occurrence of an Event of Default and at any time thereafter without notice to Buyer. All rights and remedies arising under this Agreement as amended from time-to-time hereunder are cumulative and not exclusive of any other rights or remedies which Seller may have.

15. SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereunto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted; provided, however, that the parties hereto acknowledge and agree that each Purchased Mortgage Loan is identified and unique and nothing in this Agreement should limit or reduce Buyer’s obligation to deliver the Purchased Mortgage Loans to Seller as and when provided herein.

16. NOTICES AND OTHER COMMUNICATIONS

Unless another address is specified in writing by the respective party to whom any written notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in the form of Confirmation set forth in Exhibit I.

17. ENTIRE AGREEMENT; SEVERABILITY

This Agreement together with the applicable Confirmation constitutes the entire understanding between Buyer and Seller with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

18. NON-ASSIGNABILITY

The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any person, other than the parties to this Agreement and their successors hereunder, any benefit or any legal or equitable right, power, remedy or claim under this Agreement.

19. TERMINABILITY

(a) This Agreement shall terminate upon the earlier of (i) the Final Repurchase Date or (ii) written notice from Seller to Buyer to such effect, except that this Agreement shall, notwithstanding the above clauses, remain applicable to any Transaction then outstanding.

(b) Notwithstanding any termination of this Agreement or the occurrence of an Event of Default, all of the representations and warranties hereunder (including those made in Schedule 1) shall continue and survive.

20. INDEMNIFICATION

Seller agrees to hold Buyer harmless from and indemnify Buyer (and its directors, officers, employees and agents) against all liabilities, losses, damages, judgments, reasonably incurred out-of-pocket costs and expenses of any kind which may be imposed on, incurred by or asserted against Buyer (collectively, the “Costs”) relating to or arising out of the Transactions or this Agreement, including reasonable legal costs and settlement costs, except if such losses, liabilities, claims, damages or expenses result from the gross negligence or willful misconduct or conduct in violation of applicable law of the indemnified party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Costs with respect to all Mortgage Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act, the Home Ownership and Equity Protection Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Buyer’s gross negligence or willful misconduct or conduct in violation of applicable law. In any suit, proceeding or action brought by Buyer in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, Seller will save, indemnify and hold Buyer harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for all of Buyer’s reasonable on-going due diligence and auditing expenses and costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its counsel and other third party agents. Seller hereby acknowledges that the obligation of Seller hereunder is a recourse obligation of Seller.

21. GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

22. CONSENT TO JURISDICTION

The parties irrevocably agree to submit to the personal jurisdiction of the United States District Court for the Southern District of New York, the parties irrevocably waiving any objection thereto. If, for any reason, federal jurisdiction is not available, and only if federal jurisdiction is not available, the parties irrevocably agree to submit to the personal jurisdiction of the Supreme Court of the State of New York, the parties irrevocably waiving any objection thereto.

23. NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Any such waiver or modification shall be effective only in the specific instance and for the specific purpose for which it was given.

24. INTENT

The parties understand and intend that this Agreement and each Transaction hereunder constitute a “repurchase agreement” and a “securities contract” as those terms are defined under the relevant provisions of Title 11 of the United States Code, as amended.

25. SERVICING

(a) Notwithstanding the purchase and sale of the Purchased Mortgage Loans hereby, Seller shall cause the Purchased Mortgage Loans to be serviced by the Servicer for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate the Purchased Mortgage Loans prior to the related Repurchase Date pursuant to Section 8, Buyer’s assigns. Seller shall cause the Purchased Mortgage Loans to be serviced by the Servicer in accordance with the servicing standards as are customary with other prudent mortgage lenders with respect to mortgage loans similar to the Purchased Mortgage Loans and are acceptable to Buyer.

(b) Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Mortgage Loans (the “Servicing Records”). Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Mortgage Loans and all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section and any other obligation of Seller to Buyer. Seller will, and will cause each servicer and subservicer to, segregate such Servicing Records from any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of mortgage loans which are not Purchased Mortgage Loans and to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c) Upon the occurrence and continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Mortgage Loans on a servicing released basis or (ii) terminate the Seller or Servicer as servicer of the Purchased Mortgage Loans with or without cause, in each case without payment of any termination fee.

(d) Seller shall not employ other third-party servicers (other than the Servicer) or sub-servicers to service the Purchased Mortgage Loans without the prior written consent of Buyer.

(e) Seller shall cause the Servicer to execute a letter agreement with Buyer acknowledging Buyer’s security interest and agreeing that, upon notice from Buyer (or the Custodian on its behalf) that an Event of Default has occurred and in continuing hereunder, it shall deposit all Income with respect to the Purchased Mortgage Loans in the account specified in Section 5(a), apply such Income in accordance with Section 5(e), recognize Buyer as the party in interest with respect to the Purchased Mortgage Loans and take instructions from Buyer until such Event of Default is no longer continuing.

(f) After the occurrence of an Event of Default or a Market Value Collateral Deficit or Securitization Value Collateral Deficit which is not cured in accordance with Section 4, at the request of Buyer, Seller shall enter into a master servicing agreement with Buyer and a backup servicer reasonably acceptable to Buyer, which agreement shall be satisfactory in form and substance to Buyer.

26. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that in the case of Transactions in which one of the parties is an “insured depository institution” as that term is defined in Section 1831(a) of Title 12 of the United States Code, as amended, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

27. NETTING

If Buyer and Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder:

(a) All amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Agreement shall be deemed to be a “netting contract” as defined in Section 4402.

(b) The payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

28. MISCELLANEOUS

(a) Time is of the essence under this agreement and all Transactions and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in this Agreement.

(b) Buyer shall be authorized to accept orders and take any other action affecting any accounts of the Seller in response to instructions given in writing by any authorized officer of Seller listed on Schedule 3 hereto, as such list may be amended in writing from time to time. Seller shall indemnify Buyer, defend, and hold Buyer harmless from and against any and all liabilities, losses, damages, costs, and expenses of any nature arising out of or in connection with any action taken by Buyer in response to such instructions received or reasonably believed to have been received from such authorized officers of Seller.

(c) If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial Agreement, this Agreement shall prevail.

(d) If there is any conflict between the terms of a Confirmation or a corrected Confirmation issued by the Buyer and this Agreement, the Confirmation shall prevail.

(e) This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(f) The Seller shall be responsible for the reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the preparation, execution, delivery and administration of the Facility Documents. Seller agrees to reimburse Buyer for all reasonable out-of-pocket costs and expenses of Buyer incurred in connection with any amendment or waiver with respect thereto of this Agreement requested by Seller (including, without limitation, the fees, expenses and disbursement of outside counsel to Buyer).

(g) Buyer and Seller agree this Agreement will be held by the parties hereto in confidence and will not be disclosed to anyone other than to (i) principals of the parties hereto, (ii) proposed transferees of all or any portion of the Mortgage Loans and (iii) legal counsel for any of the parties described in (i) and (ii) above, and other agents and representatives of the parties described in (i) and (ii) above who need to know such information in connection with the transactions contemplated hereby and except that the Buyer, or any successor thereto, may disclose any facilities in place and/or may describe the provisions of this Agreement in the ordinary course of business. In addition, the parties hereto shall be permitted to disclose information regarding this Agreement to the extent required by legal process.

(h) The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

LEHMAN BROTHERS BANK, FSB, as Buyer

By:	/s/ GARY T. TAYLOR
Name: Gary T. Taylor
Title: Vice President

WMC MORTGAGE CORP., as Seller

By:	/s/ DAVID B. TRZCINSKI
Name: David B. Trzcinski
Title: Chief Financial Officer

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES REGARDING MORTGAGE LOANS

The Seller represents and warrants to the Buyer that, with respect to each Mortgage Loan sold in a Transaction hereunder, as of the related Purchase Date:

(a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct in all material respects.

(b) Payments Current Within 120 Days; Aged Mortgage Loans. The Mortgage Loan (i) together with the other Purchased Mortgage Loans subject to Transactions, would not cause the aggregate Repurchase Price for Aged Mortgage Loans which are subject to then outstanding Transactions to exceed the lesser of (x) 20% of the aggregate Repurchase Price for all Mortgage Loans which are subject to then outstanding Transactions and (y) $80,000,000 and (ii) is not more than 120 days Delinquent.

(c) No Outstanding Charges. There are no defaults to the Seller’s actual knowledge in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is greater, to the day which precedes by one month the due date of the first installment of principal and interest.

(d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of Buyer and which has been delivered to Buyer or its designee (including the Custodian). The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, and which assumption agreement is included in the Mortgage File delivered to Buyer or its designee (including the Custodian) and the terms of which are reflected in the Mortgage Loan Schedule.

(e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

(f) Insurance Policies in Effect. The fire and casualty insurance policy covering the Mortgaged Property (1) affords sufficient insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time available, as well as insurance against flood hazards if the Mortgaged Property is an area identified by the Federal Emergency Management Agency as having special flood hazards; (2) is a standard policy of insurance for the locale where the Mortgaged Property is located, conforming to the requirements of Fannie Mae or Freddie Mac, is in full force and effect, and the amount of the insurance is in the amount of the full insurable value of the Mortgaged Property on a replacement cost basis or the unpaid balance of the Mortgage Loans, whichever is less; (3) names the present owner of the Mortgaged Property as the insured; and (4) contains a standard mortgagee loss payable clause in favor of Seller. All individual insurance policies with respect to the Mortgage Loan are the valid and binding obligation of the insurer and contain a standard mortgage clause naming Seller, its successors and assigns, as Mortgagee. All premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance policies at the Mortgagor’s cost and expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor.

(g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending (including the Home Ownership and Equity Protection Act), real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the origination and servicing of the Mortgage Loan have been complied with, and Seller shall maintain in its possession, available for Buyer’s inspection, and shall deliver to Buyer upon demand, evidence of compliance with all such requirements.

(h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission.

(i) Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development and no residence or dwelling is a mobile home or a manufactured dwelling (other than a mobile home or a manufactured dwelling permanently affixed to real property). No portion of the Mortgaged Property is used for commercial purposes (except for home offices).

(j) Valid First or Second Lien. The Mortgage is a valid, subsisting and enforceable first or second lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(i) the lien of current real property taxes and special assessments not yet due and payable;

(ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (ii) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal;

(iii) in the case of a Mortgaged Property that is a condominium or an individual unit in a planned unit development, liens for common charges permitted by statute;

(iv) in the case where the Mortgage Loan is secured by a second mortgage lien on the Mortgaged Property (and represented on the Mortgage Loan Schedule as such), the lien of the First Mortgage; and

(v) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first or second lien and first or second priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer or its designee (including the Custodian).

(k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law.) All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. The Mortgagor is a natural person or living trust who is a party to the Mortgage Note and the Mortgage in an individual or trustee capacity, respectively.

(l) Full Disbursement of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(m) Ownership. Seller is the sole owner of record and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged except as provided in this Agreement, and Seller has good and marketable title thereto, and has full right to pledge and assign the Mortgage Loan to Buyer or its designee (including the Custodian) free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement.

(n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state.

(o) Loan-to-Value Ratio. No Mortgage Loan has a Loan-to-Value Ratio of more than 100%.

(p) Title Insurance. The Mortgage Loan is covered by an ALTA mortgage title insurance policy or such other form of policy acceptable to FNMA or FHLMC, issued by and constituting the valid and binding obligation of a title insurer generally acceptable to prudent mortgage lenders that regularly originate or purchase mortgage loans comparable to the Mortgage Loans for sale to prudent investors in the secondary market that invest in mortgage loans such as the Mortgage Loans and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage in the case of a First Mortgage Loan secured by a First Mortgage and the second priority lien of the Mortgage in the case of a Mortgage Loan secured by a second lien on the related Mortgaged Property, in the original principal amount of the Mortgage Loan. Seller is the sole named insured of such mortgage title insurance policy, the assignment to Buyer or the Custodian as assignee of Buyer of Seller’s interest in such mortgage title insurance policy does not require the consent of or notification to the insurer or the same has been obtained, and such mortgage title insurance policy is in full force and effect and will be in full force and effect and inure to the benefit of Buyer upon the consummation of the transactions contemplated by this Agreement. At origination, no claims have been made under such mortgage title insurance policy and no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of such mortgage title insurance policy.

(q) No Defaults. Other than a payment default, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

(r) No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(s) Location of Improvements; No Encroachments. All improvements which were considered in determining the appraised value of the mortgaged property lay wholly within the boundaries and building restriction lines of the mortgaged property and no improvements on adjoining properties encroach upon the mortgaged property. As of the date of origination, no improvement located on or being part of the mortgaged property is in violation of any applicable zoning law or regulation in any material respect.

(t) Origination. The Mortgage Loan was originated by Seller, an affiliate of Seller or by an originator not affiliated with the Seller licensed to originate such Mortgage Loan. To the best of Seller’s knowledge, the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading.

(u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(v) Occupancy of the Mortgaged Property. As of the related origination date for the Mortgage Loan, the Mortgaged Property was capable of being lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, had been made or obtained from the appropriate authorities. Either the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence or second home or the Mortgaged Property is capable of being occupied pursuant to terms that approximate current standard market rental terms and rates.

(w) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above.

(x) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(y) Acceptable Investment. Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, or the Mortgagor (other than the Mortgagor’s credit standing) that can reasonably be expected to cause private institutional investors that regularly invest in subprime or high loan-to-value mortgage loans similar to the Mortgage Loans to regard the Mortgage Loan as an unacceptable investment or adversely affect the value or marketability of the Mortgage Loan to other similar institutional investors.

(z) Purchase of Mortgage Documents. The Mortgage File and any other documents required by Buyer to be delivered for the Mortgage Loan by Seller under this Agreement have been delivered (or with respect to Wet Ink Mortgage Loans, will be delivered within five Business Days) to the Custodian. Seller is in possession of a complete, true and accurate Mortgage File except for such documents the originals of which have been delivered to the Buyer or its designee (including the Custodian). Each of the documents and instruments included in the Mortgage File is duly executed and in due and proper form and each such document or instrument is in a form generally acceptable to prudent institutional mortgage lenders that regularly originate and purchase subprime or high loan-to-value mortgage loans.

(aa) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimus planned unit development) such condominium or planned unit development project meets Seller’s Underwriting Guidelines in all material respects.

(bb) Transfer of Mortgage Loans. The assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(cc) Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder.

(dd) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions currently in effect which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(ee) Consolidation of Future Advances. Any future advances made prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second lien priority, as the case may be, by a title insurance policy or an endorsement to the policy insuring the mortgagee’s consolidated interest. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(ff) Mortgaged Property Undamaged. There is no proceeding pending or, to Seller’s knowledge, threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended.

(gg) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used with respect to the Mortgage Loan have been in all respects in accordance with industry custom and practice, and have been in all respects legal and proper. With respect to escrow deposits and escrow payments, all such payments are in the possession of Seller or Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law. If an escrow of funds has been established, it is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or escrow payments or other charges or payments due Seller have been capitalized under the Mortgage or the Mortgage Note. All mortgage interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited.

(hh) Conversion to Fixed Interest Rate. With respect to the aggregate outstanding principal balance of the Mortgage Loans on the related Purchase Date, no more than 50% of the Mortgage Notes contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note for the remaining term thereof all in accordance with the terms of a rider to the related Mortgage Note.

(ii) Appraisal. The Mortgage File for each Mortgage Loan contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the originator of the Mortgage Loan, who had no interest, direct or indirect in the mortgaged property or in any loan made on the security thereof, other than as an employee of the lender, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

(jj) Soldiers’ and Sailors’ Relief Act. The Mortgagor has not notified Seller, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers’ and Sailors’ Civil Relief Act of 1940.

(kk) Environmental Matters. To Seller’s actual knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

(ll) Seller Origination The Mortgage Loan was originated by Seller or an Affiliate of Seller or was purchased and reunderwritten by Seller.

(mm) Balloon Mortgage Loans. Each Balloon Mortgage Loan has an original term of not less than 7 years and provides for level monthly payments based on a thirty (30) year amortization schedule and a final monthly payment substantially greater than the preceding monthly payments.

(nn) No Construction Loans. No Mortgage Loan is a construction loan..

(oo) Selection by Seller. No Mortgage Loan was selected for inclusion under this Agreement on any basis which was intended to have a material adverse effect on Buyer.

(pp) Second Mortgages. With respect to each Mortgage Loan secured by a second lien on the related Mortgaged Property:

(i) if the Loan-to-Value Ratio is higher than 70%, either the related first lien does not provide for a balloon payment or the maturity date of each Mortgage Loan with respect to which a first lien on the related Mortgaged Property provides for a balloon payment is prior to the maturity date of the mortgage loan relating to such first lien;

(ii) the related first lien on any Mortgaged Property with respect to which the related Mortgage Loan is secured by a second lien does not provide for negative amortization;

(iii) either no consent for the Mortgage Loan secured by a second lien on the related Mortgaged Property is required by the holder of the related first lien or such consent has been obtained and is contained in the Mortgage File;

(iv) the related first lien is not held by an individual; and

(v) the Purchase Price of such Mortgage Loan together with the Purchase Price of Purchased Mortgage Loans subject to then outstanding Transactions secured by a second lien on the related Mortgaged Properties does not exceed the lesser of (x) 10% of the aggregate Repurchase Price for all Mortgage Loans subject to then outstanding Transactions and (y) $40,000,000.

(qq) CERCLA. To the best of the Seller’s knowledge, no Mortgaged Property was, as of the Purchase Date or, with respect to Additional Loans or Substitute Mortgage Loans, as of the related date of addition or substitution, located within a one-mile radius of any site listed in the National Priorities List as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of hazardous waste sites which are known to contain any hazardous substance or hazardous waste.

(rr) No Bankruptcy of Mortgagor. None of the Mortgage Loans are subject to a bankruptcy plan.

(ss) Conformance to Underwriting Standards. Each Mortgage Loan was generally underwritten in accordance with the Underwriting Guidelines supplied to Buyer by Seller in all material respects.

(tt) Qualified Mortgage. Each Mortgage Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code.

(uu) Balloon Loan Concentration. If the Mortgage Loan is a Balloon Mortgage Loan, it, together with the other Purchased Mortgage Loans which are Balloon Mortgage Loans subject to Transactions, constitutes less than 10% of the Facility Amount.

(vv) No Short Maturity Balloon Loans. No Balloon Mortgage Loan has a maturity date occurring within five years from its origination date.

(ww) Owner Occupied. In the event the Purchased Mortgage Loan relates to a Mortgaged Property which is non-owner occupied, it, together with the other Purchased Mortgage Loans subject to Transactions relating to Mortgaged Properties which are non-owner occupied, does not exceed 15% of the Facility Amount.

(xx) Payment Terms. With respect to adjustable rate Mortgage Loans, following any applicable initial fixed rate period of 2, 3 or 5 years, the mortgage interest rate is adjusted annually or semi-annually on each interest rate adjustment date to equal the index plus the gross margin, rounded up or down to the nearest 0.125%, subject to the mortgage interest rate cap. With respect to fixed rate Mortgage Loans, the Mortgage Note is payable each month in equal monthly installments of principal and interest. With respect to adjustable rate Mortgage Loans, installments of interest are subject to change due to the adjustments to the mortgage interest rate on each interest rate adjustment date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization.

(yy) Securitization Standards. To Seller’s actual knowledge, each of the Mortgage Loans conforms to the then current standards of securitization (or whole loan sale at market rates for similar performing assets) applicable to similar assets as determined in the reasonable judgment of Buyer.

(zz) Wet Ink Mortgage Loans. The Repurchase Price of a Wet Ink Mortgage Loan together with the Repurchase Price of other Purchased Mortgage Loans which are Wet Ink Mortgage Loans does not exceed $85,000,000.

(aaa) Non-Eligible Mortgage Loans. No Mortgage Loan (w) is classified as a “high cost” first lien loan under the Home Ownership and Equity Protection Act of 1994 or any equivalent State legislation, (x) is a “stated income” Mortgage Loan to a Mortgagor with a credit rating of “C” or lower, (y) is a cash-out refinancing secured by a Mortgaged Property located in Texas or (z) is secured by a non-owner occupied Mortgaged Property where the related Mortgagor is a builder.

It is understood and agreed that the representations and warranties set forth in this Schedule 1 shall survive delivery of the respective Mortgage Files to the Custodian on behalf of Buyer.

SCHEDULE 2

UNDERWRITING GUIDELINES

[Delivered Separately]

SCHEDULE 3

AUTHORIZED OFFICERS OF SELLER

See Attached

EXHIBIT I

FORM OF CONFIRMATION LETTER

(date)

WMC Mortgage Corp.

6320 Canoga Avenue

Woodland Hills, CA 91367

Attention: David Trzcinski

Confirmation No.:

Ladies/Gentlemen:

This letter confirms our agreement to purchase from you the Mortgage Loans listed in Appendix I hereto, pursuant to the Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans between us, dated as of March 18, 2003 (the “Agreement”), as follows:

Purchase Date:

Mortgage Loans to be Purchased:              See Appendix I hereto.1

Aggregate Principal Amount of Purchased Mortgage Loans:

Purchase Price:

Pricing Rate:

Repurchase Date:

Repurchase Price:

Collateral Amount Percentage with respect to Market Value:

Collateral Amount Percentage with respect to Securitization Value:

Names and addresses for communications:

Buyer:

Lehman Brothers Bank, FSB

745 Seventh Avenue

7th Floor

New York, New York 10019

Attention: Central Funding Department

[1]	Appendix I to Confirmation Letter will list Mortgage Loans.

Seller:

WMC Mortgage Corp.

6320 Canoga Avenue

Woodland Hills, CA 91367

Attention:

LEHMAN BROTHERS BANK, FSB, as Buyer

By::
Name:
Title:

Agreed and Acknowledged:

WMC MORTGAGE CORP., as Seller

By::
Name:
Title:

EXHIBIT II

FORM OF CUSTODIAL AGREEMENT

EXHIBIT III

FORM OF CUSTODIAL DELIVERY

On this      day of                     , 200  , WMC Mortgage Corp. (“Seller”), as the Seller under that certain Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of March 18, 2003 (the “Repurchase Agreement”) between the Seller and Lehman Brothers Bank, FSB (“Buyer”), does hereby deliver to Wells Fargo Bank Minnesota, National Association (“Custodian”), as custodian under that certain Custodial Agreement, dated as of March 19, 2001, among Buyer, Seller and Custodian the Mortgage Files with respect to the Mortgage Loans to be purchased by Buyer pursuant to the Repurchase Agreement, which Mortgage Loans are listed on the Mortgage Loan Schedule attached hereto and which Mortgage Loans shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Mortgage Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Mortgage Files to ascertain delivery of the documents listed in Schedule 1 to the Custodial Agreement.

[The Mortgage Loans delivered hereby constitute Additional Loans delivered pursuant to Section 4(a) of the Repurchase Agreement].][The Mortgage Loans delivered hereby constitute substituted Collateral pursuant to Section 9(a) of the Repurchase Agreement and are intended to be substituted for the Purchased Mortgage Loans listed on the [schedule attached hereto][Request for Release of Documents and receipt delivered herewith]. The Purchased Mortgage Loans to be released shall be delivered to                     .]

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Repurchase Agreement or the Custodial Agreement.

IN WITNESS WHEREOF, the Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

WMC MORTGAGE CORP.

Seller

By:
Title:
Name:

EXHIBIT IV

FORM OF REQUEST FOR PURCHASE

(date)

Lehman Brothers Bank, FSB,

745 Seventh Avenue

7th Floor

New York, New York 10019

Ladies/Gentlemen:

Pursuant to this letter, WMC Mortgage Corp. (“Seller”) requests that you purchase from Seller the Mortgage Loans listed in Appendix I hereto, pursuant to the Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans between us, dated as of March 18, 2003 (the “Agreement”), as follows:

Purchase Date:

Mortgage Loans to be Purchased:              See Appendix I hereto.1

Aggregate Principal Amount of Mortgage Loans to be Purchased:

Pricing Rate:

Repurchase Date:

WMC MORTGAGE CORP., as Seller

By:
Name:
Title:

[1]	Appendix I to Request for Purchase will list Mortgage Loans.

EXHIBIT V

FORM OF GUARANTY

EXHIBIT VI

Bank One, Utah

BLOCKED ACCOUNT AGREEMENT

                    , 2003

Lehman Brothers Bank, FSB

745 Seventh Avenue

7th Floor

New York, New York 10019

Attention: Chris Czako

Ladies and Gentlemen:

At the request and instruction of WMC Mortgage Corp., a California corporation (“Seller”), we (also sometimes the “Bank”) confirm to you that Seller’s agent, the Servicer, maintains the following account(s) with us, at our offices at 80 West Broadway, Suite 300, Salt Lake City, Utah 84101, into which Seller may from time to time make or cause to be made deposits (the principal sum from time to time on deposit in such account(s) is referred to herein collectively as the “Deposits”):

1. Account Number 98-6535, “Servicer in trust for WMC Mortgage Corp. and Lehman Brothers Bank, FSB” (the “Collection Account”)

2. Account Number 98-6543, “Servicer in trust for WMC Mortgage Corp. and Lehman Brothers Bank, FSB and various mortgagors” (the “Escrow Account”)

The foregoing accounts are referred to herein as the “Account.”

In addition, we (a) acknowledge that Seller has pledged and assigned its rights in the Account and the Deposits in your favor as security for certain obligations, (b) hereby agree that you shall have a lien on, and security interest in, the Deposits in the Account(s), and (c) upon receipt of written notice from you that an Event of Default has occurred and is continuing: (i) the Deposits and all additional deposits, if any, thereafter made into the Account(s) may not be (x) withdrawn or applied or offset by Seller or (y) withdrawn or applied or offset by the undersigned without your prior written approval, except to the extent of (1) the undersigned’s servicing fees and ancillary income with respect to the Mortgage Loans and reimbursement of servicing advances, or (2) any outstanding overdrafts attributable to the Account(s), (ii) the undersigned shall hold the Deposits for you and upon your order, and (iii) the undersigned shall withdraw funds from the Account on your instructions and promptly remit directly to an account designated by you in writing the amount of the Deposits.

Except as set forth above, we hereby confirm to you that we have not received any notice of any lien, pledge, charge, assignment, attachment, claim or other encumbrance with respect to Seller’s rights in the Account or the Deposits.

In furtherance of the pledge and assignment of Seller’s rights in the Account and the Deposits in your favor, we agree that we will take such further actions and execute such further documents as you may reasonably request at your sole cost and expense. You agree that in no event shall we have any liability to you for any action taken or omitted to be taken by us pursuant to this letter agreement.

The Account, except as set forth in this Agreement, shall be subject to our terms and conditions for commercial accounts and any agreements for banking services which may be arranged from time to time. The Seller shall provide us with documentation of proper authority to operate the Account, including, without limitation, corporate resolutions and signature cards which shall designate employees, officers and agents who are authorized to withdraw funds from the Account and to give instructions with respect to the Account.

All funds deposited in the Account shall be made available by us in accordance with our availability schedule for customers similar to the Seller. Funds may be withdrawn from the Account in accordance with the terms specified herein.

The Seller shall not give any instructions to us to change the authorized signatures or withdrawal arrangements with respect to the Account, unless such instructions are approved in writing by you. Any two (2) of your officers may, from time to time, issue letters of instructions on your letterhead superseding the instructions contained in this Agreement. The Bank shall by fully protected in acting on any instructions given by you regarding the Account without making any inquiry as to your right to give the instructions or as to the application of any payment made pursuant thereto, and any payment of all or part of the Account made to you or pursuant to your instructions will satisfy any liability the Bank has to you and relieve us of all liability to the Seller for such amounts. Should the Seller attempt to give the Bank any instructions, including, without limitation, corporate resolutions, which are not accompanied by your written approval, the Bank, without liability to either the Seller or you, may: (i) place a hold on the Account to prevent withdrawals of funds until such time as any concerns regarding authorized signatures or withdrawal arrangements are resolved; (ii) commence a legal proceeding to allow determination of the rights of the parties to the funds; or (iii) continue the operation of the Account in accordance with the documentation already in its records.

We consent to your security in the Account, and hereby subordinate our right of set-off against the Account to your security interest for the term of this Agreement. Notwithstanding the foregoing, we retain the right to debit the Account at any time for (a) the amount of any overdraft in the Account, (b) the amount of any item deposited to the Account and subsequently returned to us unpaid for any reason, (c) the undersigned’s servicing fees and ancillary income with respect to the Mortgage Loans and reimbursement of servicing advances (collectively, the “Permitted Debits”). The foregoing subordination shall not in any way limit our right of set-off or any other similar right or security interest we have against the Seller, such subordination being an agreement between you and us for our exclusive and mutual benefit and arrangement of respective rights.

The Seller or Servicer shall compensate us for providing the services described herein at our fees from time to time in effect. Payment of such fees shall be effected by a mutually agreed upon method.

All notices, including, without limitation, statements of account, debit and credit advices, return items, general correspondence and termination notices, shall be sent to the following addresses, or to such other address as any party receiving notices shall designate to the other parties, in writing, from time to time:

(a)	You:	Lehman Brothers Bank, FSB
745 Seventh Avenue
7th Floor
New York, New York 10019

		Attention:	Fred Madonna
		Telephone:	(212) 526-9249
		Facsimile:	(212) 526-0038

with a copy to:

Latham & Watkins
885 Third Avenue, Suite 1000
New York, New York 10022
		Attention:	Brian Krisberg, Esq.
		Telephone:	(212) 906-1200
		Facsimile:	(212) 751-4864

(b)	Seller:	WMC Mortgage Corp.
6320 Canoga Avenue
Woodland Hills, CA 91367
		Attention:	Anthony Miguel
		Telephone:	(818) 592-2431
		Facsimile:	(818) 712-2822

(c)	The Bank:	Bank One, Utah
80 West Broadway, Suite 300
Salt Lake City, Utah 84101
		Attention:	Inga Brewster
		Telephone:	(801) 481-5179
		Facsimile:	(801) 481-5369

To the maximum extent permitted by law, the Bank shall not be liable for: (i) events or circumstances beyond its reasonable control; or (ii) indirect, special or consequential damages, even if advised of the possibility of such damages. The Seller shall indemnify and hold the Bank harmless from and against any and all claims, losses, damages, costs, and expenses (including reasonable attorneys’ fees) suffered or incurred by the Bank as a result of or in connection with any acts or omissions of the Seller, you or any other person with respect to the Account other than claims, losses, damages, costs and expenses (including reasonable attorneys’ fees) resulting from the Bank’s willful misconduct or gross negligence or conduct in violation of applicable law.

This Agreement and the authorizations contained herein may not be changed, modified or waived orally, and supersedes any other understandings with respect to the Account.

Nothing contained herein will require us to take any action in contravention of applicable laws, any court order, or the instructions of any bankruptcy trustee.

This Letter Agreement shall be effective as of the date first written above and may be terminated by the Bank or you upon the sending of thirty (30) days advance written notice to the other two parties. This Agreement may be terminated by the Seller upon the sending of thirty (30) days advance written notice to the Bank, which notice is accompanied by your written consent.

This represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties pertaining to the Account. The Bank is not bound by any provisions contained in any other document executed between the Seller and you and to which the Bank is not a party, even if provided with a copy of that document.

Terms used herein and not defined herein shall have the meanings ascribed to such terms in the Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of March 19, 2001, between WMC Mortgage Corp., as Seller and Lehman Brothers Bank, FSB, as Buyer (the “Master Repurchase Agreement”).

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Bank One, Utah

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

WMC MORTGAGE CORP.,

a California corporation

By:
Name:
Title:

EXHIBIT VII

FORM OF POWER OF ATTORNEY

“Know All Men by These Presents, that WMC Mortgage Corp. (“Seller”), does hereby appoint Lehman Brothers Bank, FSB (“Buyer”), its attorney-in-fact to act, upon the occurrence and during the continuance of an Event of Default with respect to Seller, in Seller’s name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the Mortgage Notes and the assignments of Mortgages, (ii) the recordation of the assignments of Mortgages and (iii) the enforcement of the Seller’s rights under the Mortgage Loans purchased by Buyer pursuant to an Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of March 18, 2003 (the “Master Repurchase Agreement”; capitalized terms used herein without definition shall have the meaning given in the Master Repurchase Agreement) between Seller and Buyer and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Mortgage Loans, the related Mortgage Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and the Seller’s seal to be affixed this      day of             , 2003.

WMC MORTGAGE CORP., as Seller

By:
Name:
Title:

(Seal)

EXHIBIT VIII

FORM OF SERVICING AGREEMENT

[Reserved]

EXHIBIT IX

FORM OF ELECTRONIC TRACKING AGREEMENT

[Delivered Separately]

EXHIBIT X

FORM OF MONTHLY REPORT

[Delivered Separately]